                                                                   Exhibit 10.39
================================================================================






                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

                                      and

          PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY ACQUISITION
                                  SUBSIDIARY

                                      and

                      PATRIOT AMERICAN HOSPITALITY, INC.

                                      and

                          WHG RESORTS & CASINOS INC.

                        Dated as of September 30, 1997






================================================================================

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
ARTICLE 1.  THE MERGER.......................................................  2
     1.1    The Merger.......................................................  2
     1.2    The Closing......................................................  2
     1.3    Effective Time...................................................  2
     1.4    Ancillary Agreements.............................................  2

ARTICLE 2.  THE WHG/PATRIOT SUBSCRIPTION.....................................  3
     2.1    WHG/Patriot Subscription Agreement...............................  3
     2.2    Subscribed Shares................................................  3

ARTICLE 3.  CERTIFICATE OF INCORPORATION AND BYLAWS OF THE
            SURVIVING CORPORATION............................................  3
     3.1    Charter..........................................................  3
     3.2    Bylaws...........................................................  3

ARTICLE 4.  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION..............  3
     4.1    Directors of Surviving Corporation...............................  3
     4.2    Officers of Surviving Corporation................................  4

ARTICLE 5.  EXCHANGE OF STOCK................................................  4
     5.1    Outstanding Common Stock of Acquisition Sub......................  4
     5.2    Conversion of WHG Stock..........................................  4
     5.3    Exchange of Certificates Representing WHG Common Stock and WHG
            Preferred Stock..................................................  7
     5.4    Return of Exchange Fund..........................................  9
     5.5    Lost or Stolen Certificates......................................  9

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF WHG............................  9
     6.1    Existence; Good Standing; Authority..............................  9
     6.2    Authorization, Validity and Effect of Agreements................. 10
     6.3    Capitalization................................................... 11
     6.4    Subsidiaries..................................................... 12
     6.5    Other Interests.................................................. 12
     6.6    No Violation..................................................... 12
     6.7    SEC Documents.................................................... 13
     6.8    Litigation....................................................... 14
     6.9    Absence of Certain Changes....................................... 14
     6.10   Taxes............................................................ 14
     6.11   Books and Records................................................ 16
     6.12   Properties....................................................... 17

                                      (i)


                                                                            Page
                                                                            ----
     6.13   Compliance with Law; Environmental Matters....................... 18
     6.14   Employee Matters................................................. 20
     6.15   Labor Matters.................................................... 21
     6.16   No Brokers....................................................... 21
     6.17   Opinion of Financial Advisor..................................... 21
     6.18   Related Party Transactions....................................... 21
     6.19   Undisclosed Liabilities.......................................... 21
     6.20   Contracts and Commitments........................................ 22
     6.21   Disclosure....................................................... 23
     6.22   Insurance........................................................ 23
     6.23   Bankruptcy....................................................... 24
     6.24   Las Casitas Development Co. I, S en C (S.E.)..................... 24

ARTICLE 7.  REPRESENTATIONS AND WARRANTIES OF PAHOC AND
            ACQUISITION SUB.................................................. 24
     7.1    Existence; Good Standing; Authority; Compliance With Law......... 24
     7.2    Authorization, Validity and Effect of Agreements................. 25
     7.3    Consents and Approvals; No Violations............................ 25
     7.4    Proxy Statement.................................................. 26
     7.5    Issuance of PAHOC Stock.......................................... 26
     7.6    SEC Documents.................................................... 26
     7.7    No Brokers....................................................... 27
     7.8    Taxes............................................................ 27
     7.9    Litigation....................................................... 27

ARTICLE 8.  REPRESENTATIONS AND WARRANTIES OF PATRIOT........................ 28
     8.1    Existence; Good Standing; Authority; Compliance With Law......... 28
     8.2    Authorization, Validity and Effect of Agreements................. 28
     8.3    Consents and Approvals; No Violations............................ 29
     8.4    Proxy Statement.................................................. 29
     8.5    Issuance of Patriot Stock........................................ 30
     8.6    SEC Documents.................................................... 30
     8.7    No Brokers....................................................... 30
     8.8    Taxes............................................................ 30
     8.9    Litigation....................................................... 31

ARTICLE 9.  COVENANTS........................................................ 31
     9.1    Acquisition Proposals............................................ 31
     9.2    Conduct of Businesses............................................ 33
     9.3    Meeting of WHG Stockholders...................................... 35
     9.4    Estoppel Certificates............................................ 35

                                     (ii)


                                                                            Page
                                                                            ----
     9.5    Filings; Other................................................... 36
     9.6    Access to Information............................................ 36
     9.7    Publicity........................................................ 37
     9.8    Proxy Statement; Registration Statement.......................... 37
     9.9    Listing Application.............................................. 38
     9.10   Further Action................................................... 38
     9.11   Affiliates of WHG................................................ 38
     9.12   Expenses......................................................... 39
     9.13   Indemnification.................................................. 40
     9.14   Stop Transfer.................................................... 40
     9.15   WHG's Accumulated and Current Earnings and Profits............... 41

ARTICLE 10. CONDITIONS....................................................... 41
     10.1   Conditions to Each Party's Obligation to Effect the Merger....... 41
     10.2   Conditions to Obligations of WHG to Effect the Merger............ 42
     10.3   Conditions to Obligation of PAHOC, Acquisition Sub and Patriot
            to Effect the Merger............................................. 42

ARTICLE 11. TERMINATION; AMENDMENT; WAIVER................................... 44
     11.1   Termination...................................................... 44
     11.2   Effect of Termination............................................ 45
     11.3   Termination Fees and Expenses.................................... 46
     11.4   Extension; Waiver................................................ 46

ARTICLE 12. GENERAL PROVISIONS............................................... 46
     12.1   Nonsurvival of Representations, Warranties and Agreements........ 46
     12.2   Notices.......................................................... 46
     12.3   Assignment; Binding Effect; Benefit.............................. 48
     12.4   Entire Agreement................................................. 48
     12.5   Amendment........................................................ 48
     12.6   Governing Law.................................................... 48
     12.7   Counterparts..................................................... 49
     12.8   Headings......................................................... 49
     12.9   Interpretation................................................... 49
     12.10  Waivers.......................................................... 49
     12.11  Incorporation.................................................... 49
     12.12  Severability..................................................... 49
     12.13  Enforcement of Agreement......................................... 49
     12.14  Certain Definitions.............................................. 50

                                     (iii)

                         AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into as of September 30, 1997, by and among Patriot American Hospitality Operating Company, a Delaware corporation ("PAHOC"), Patriot American Hospitality Operating Company Acquisition Subsidiary, a Delaware corporation and a wholly owned subsidiary of PAHOC ("Acquisition Sub"), Patriot American Hospitality, Inc., a Delaware corporation ("Patriot"), and WHG Resorts & Casinos Inc., a Delaware corporation ("WHG").


                                   RECITALS

     WHEREAS, the boards of directors of PAHOC, Patriot, Acquisition Sub and WHG have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Acquisition Sub would merge with and into WHG and WHG would become a wholly-owned subsidiary of PAHOC (the "Merger");

     WHEREAS, the boards of directors of PAHOC, Patriot, Acquisition Sub and WHG, respectively, have determined that the Merger is in the best interests of their respective companies and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the transactions provided for herein and in the Ancillary Agreements (as hereinafter defined) upon the terms and subject to the conditions set forth herein and therein;

     WHEREAS, the shares of common stock, par value $.01 per share, of PAHOC (the "PAHOC Stock") and the shares of common stock, par value $.01 per share, of Patriot, (the "Patriot Stock") are paired and transferable and traded only in combination as a single unit (the "Paired Shares") on the New York Stock Exchange (the "NYSE");

     WHEREAS, contemporaneously with the execution of this Agreement, Louis J. Nicastro ("Nicastro") is entering into (a) an agreement with PAHOC, Acquisition Sub and Patriot in which Nicastro has agreed to (i) grant PAHOC an irrevocable proxy to vote his shares of voting common stock, par value $.01 per share, of WHG (the "WHG Common Stock") and preferred stock, par value $.01 per share, of WHG (the "WHG Preferred Stock") (the WHG Common Stock and WHG Preferred Stock are collectively referred to herein as the "WHG Stock") subject to the terms contained therein, (ii) not offer, sell, contract to sell, make any short sale, pledge, grant any option to purchase or otherwise dispose of the Paired Shares received by Nicastro in the Merger for a period of 90 days after the Effective Time (as hereinafter defined) subject to the terms contained therein, and (iii) grant PAHOC or its designee an irrevocable option to purchase his shares of WHG Stock subject to the terms contained therein, and (b) an employment agreement with the Surviving Corporation (as hereinafter defined);

     WHEREAS, contemporaneously with the execution of this Agreement, Sumner M. Redstone and National Amusements, Inc. are entering into an agreement with PAHOC, Acquisition Sub and Patriot in which they have agreed to vote their shares of WHG Stock subject to the terms contained therein; and

     WHEREAS, PAHOC, Acquisition Sub, Patriot and WHG desire to make certain representations, warranties and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


ARTICLE 1.  THE MERGER

     1.1    The Merger.  Subject to the terms and conditions of this Agreement,
            ----------
at the Effective Time (as hereinafter defined), Acquisition Sub shall be merged with and into WHG in accordance with this Agreement, and the separate corporate existence of Acquisition Sub shall thereupon cease. WHG shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL").

     1.2    The Closing.  Subject to the terms and conditions of this Agreement,
            -----------
the closing of the Merger (the "Closing") shall take place at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts, at 10:00 a.m., local time, on the date which is the first business day immediately following the day on which the last of the conditions set forth in Article 10 shall be fulfilled or waived in accordance herewith, or at such other time, date or place as the parties hereto may agree. Unless the parties shall otherwise agree, the parties shall use their reasonable best efforts to cause the Closing to occur as soon as possible after the meeting of stockholders held pursuant to
Section 9.3. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3    Effective Time.  If all of the conditions to the Merger set forth in
            --------------
Article 10 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 11, the parties hereto shall promptly cause a Certificate of Merger satisfying the requirements of the DGCL (the "Certificate of Merger") to be properly executed, verified and delivered for filing in accordance with the DGCL on the Closing Date. The Merger shall become effective upon the acceptance for record of the Certificate of Merger by the Secretary of State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger (the "Effective Time").

     1.4    Ancillary Agreements. As an inducement to PAHOC, Acquisition Sub and
            --------------------
Patriot to enter into this Agreement, the following agreements are being executed contemporaneously with the execution of this Agreement: (i) the Agreement dated as of the date hereof among PAHOC, Acquisition Sub and Patriot and Nicastro;
(ii) the Voting Agreement dated as of the date hereof among PAHOC, Acquisition Sub, Patriot, Sumner M. Redstone and National Amusements, Inc.; and (iii) the Employment Agreement dated as of the date hereof between PAHOC and Nicastro ((i), (ii) and (iii) collectively, the "Ancillary Agreements").


ARTICLE 2.  THE WHG/PATRIOT SUBSCRIPTION

     2.1    WHG/Patriot Subscription Agreement.  Immediately prior to the
            ----------------------------------
Closing, WHG, PAHOC and Patriot shall enter into a contract in the form previously agreed upon by all the parties (the "WHG/Patriot Subscription Agreement") pursuant to which WHG or PAHOC will pay for, and Patriot will issue directly to the stockholders of WHG as part of the consideration to be paid to such stockholders in the Merger (the "Patriot Stock Issuance"), a number of shares (the "Subscribed Shares") of Patriot Stock equal to the number of shares of PAHOC Stock to be issued to stockholders of WHG pursuant to the Merger.

     2.2    Subscribed Shares. The parties hereto acknowledge and agree that the
            -----------------
Subscribed Shares will be issued in accordance with Section 5.2(a) hereof to the stockholders of WHG in connection with the Merger and will be paired with the PAHOC Stock issued in the Merger and that WHG and PAHOC shall not at any time become a stockholder of Patriot.


ARTICLE 3.  CERTIFICATE OF INCORPORATION AND BYLAWS OF THE
            SURVIVING CORPORATION

     3.1    Charter.  The certificate of incorporation of WHG in effect
            -------
immediately prior to the Effective Time (the "WHG Certificate") shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law (the "Surviving Corporation Certificate").

     3.2    Bylaws.  The bylaws of WHG in effect immediately prior to the
            ------
Effective Time (the "WHG Bylaws") shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law (the "Surviving Corporation Bylaws").


ARTICLE 4.  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     4.1    Directors of Surviving Corporation. The directors of Acquisition Sub
            ----------------------------------
immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate and Bylaws. Upon the reasonable request of PAHOC,

WHG will use reasonable efforts to cause the directors of WHG to resign as directors of WHG as of the Effective Time, and to cause any directors of the Wholly-Owned Subsidiaries (as hereinafter defined) to resign as of the Effective Time (except that in the case of Williams Hospitality Group, Inc., WHG shall only be required to cause any director who is a designee of WHG on the Board of Directors to resign) and to cause any director or member of a venturers' committee who is a designee of WHG on the Board of Directors or venturers' committee of any of the Partially-Owned Subsidiaries (as hereinafter defined) to resign as of the Effective Time.

     4.2    Officers of Surviving Corporation.  The officers of Acquisition Sub
            ---------------------------------
immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.


ARTICLE 5.  EXCHANGE OF STOCK

     5.1    Outstanding Common Stock of Acquisition Sub.  At and after the
            -------------------------------------------
Effective Time, each share of common stock of Acquisition Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of the common stock of the Surviving Corporation.

     5.2    Conversion of WHG Stock.
            -----------------------

            (a) At the Effective Time, each share of WHG Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares of WHG Common Stock to be canceled pursuant to Section 5.2(d)) shall, by virtue of the Merger and without any action on the part of WHG, Patriot or PAHOC or the holders of any of the securities of any of such corporations, be converted into the right to receive .784 Paired Shares (the "Exchange Ratio"); provided, however, that in the event that the Average Closing Price (as hereinafter defined) of a Paired Share is:

     (i) greater than $31.25 per share, then the Exchange Ratio will be adjusted such that the product of the Exchange Ratio and the Average Closing Price equals $24.50;

     (ii) less than or equal to $25.50 but greater than or equal to $19.50, the Exchange Ratio will be adjusted such that the product of the Exchange Ratio and the Average Closing Price equals $20.00; or

     (iii) less than $19.50, the Exchange Ratio will equal 1.026; provided, however, that if the Average Closing Price is less than $19.50, WHG shall have the right, waivable by it, to terminate this Agreement without any liability on its part by giving written notice of its election to do so to PAHOC prior to 5:00 p.m.,

            Dallas, Texas time on the second business day after the expiration of the Measurement Period (as hereinafter defined).

     If the Effective Time is after January 31, 1998, and the Average Closing Price is greater than $31.25, then the provisions of Section 5.2(a)(i) above shall no longer be applicable and the following provisions shall be substituted therefor:

     (i) If the Effective Time is on or before February 28, 1998, and the Average Closing Price is greater than $31.75, then the Exchange Ratio will be adjusted such that the product of the Exchange Ratio and the Average Closing Price equals $24.89; and

     (ii) If the Effective Time is after February 28, 1998, and the Average Closing Price is greater than $32.25, then the Exchange Ratio will be adjusted such that the product of the Exchange Ratio and the Average Closing Price equals $25.28.

For purposes of this Agreement, the term "Average Closing Price" shall mean the average per share closing price of a Paired Share as reported on the NYSE over the ten (10) trading days immediately preceding the third business day prior to the date on which the meeting of WHG's stockholders is to be convened pursuant to Section 9.3 hereof, and such ten (10) trading day period is referred to herein as the "Measurement Period".

            (b) At the Effective Time, each share of WHG Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of WHG, Patriot or PAHOC or the holders of any of the securities of any of such corporations, be converted into the right to receive that number or fraction thereof of Paired Shares as the holder of such share of WHG Preferred Stock would have the right to receive assuming conversion of such share of WHG Preferred Stock, together with any accrued and unpaid dividends thereon, into WHG Common Stock immediately prior to the Effective Time. The term "Merger Consideration" shall mean the Paired Shares to be issued to holders of WHG Common Stock and to holders of WHG Preferred Stock in the Merger together with cash in lieu of fractional Paired Shares paid in accordance with Section 5.3(e).

            (c) As a result of the Merger and without any action on the part of the holders thereof, all shares of WHG Common Stock and WHG Preferred Stock shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate (a "Certificate" and, collectively, the "Certificates") representing any shares of WHG Common Stock or WHG Preferred Stock (other than those shares of WHG Common Stock or WHG Preferred Stock to be canceled pursuant to Section 5.2(d)) shall thereafter cease to have any rights with respect to such shares of WHG Common Stock and WHG Preferred Stock, except the right to receive, without interest, the Merger Consideration in accordance with Sections 5.2(a), 5.2(b) and 5.3(e) and dividend(s) payable in accordance with Section 5.3(c), upon the surrender of such Certificate.

            (d) Each share of WHG Common Stock or WHG Preferred Stock issued and held in WHG's treasury or owned by PAHOC, Acquisition Sub or Patriot immediately prior to the Effective Time, if any, by virtue of the Merger shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

            (e) At the Effective Time, WHG's obligations with respect to each stock option (collectively, the "Existing WHG Options") listed in Section 6.3(e) of the WHG Disclosure Letter (as defined in Article 6 hereof) shall be assumed by PAHOC and Patriot (the "Assumed Options"), subject to the provisions of
Section 5.3(f). The Assumed Options shall continue to have, and be subject to, the same terms and conditions as set forth in WHG's 1997 Stock Option Plan and related option agreements (as in effect immediately prior to the Effective Time) pursuant to which the Existing WHG Options were issued, provided that (i) all references to WHG shall be deemed to be references to PAHOC or Patriot, as the case may be, and all references to WHG Common Stock shall be deemed to be references to Paired Shares, (ii) each Assumed Option shall be exercisable for that number of whole Paired Shares equal to the product of the number of shares of WHG Common Stock covered by the Existing WHG Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of Paired Shares and (iii) the exercise price per share of Paired Shares under each Assumed Option shall be equal to the exercise price per share of WHG Common Stock under the Existing WHG Option immediately prior to the Effective Time divided by the Exchange Ratio and rounded to the nearest cent. PAHOC shall
(A) reserve for issuance the number of shares of PAHOC Stock that will become issuable upon the exercise of such Assumed Options pursuant to this Section 5.2(e) and (B) promptly after the Effective Time issue to each holder of an outstanding Existing WHG Option a document evidencing the assumption by PAHOC of WHG's obligations with respect thereto under this Section 5.2(e). Patriot shall
(A) reserve for issuance the number of shares of Patriot Stock that will become issuable upon the exercise of such Assumed Options pursuant to this Section 5.2(e) and (B) promptly after the Effective Time issue to each holder of an outstanding Existing WHG Option a document evidencing the assumption by Patriot of WHG's obligations with respect thereto under this Section 5.2(e).

            (f) At or prior to the Effective Time, PAHOC or WHG shall offer to purchase each Existing WHG Option which is listed in Section 6.3(f) of the WHG Disclosure Letter and is currently exercisable in full for cash in an amount equal to the product of (i) the excess, if any, of (a) the product of the Average Closing Price and the Exchange Ratio over (b) the exercise price per share of WHG Common Stock under such Existing WHG Option and (ii) the number of shares covered by such Existing WHG Option.

            (g) To the extent that any of the optionees listed in Section 6.3(g) of the WHG Disclosure Letter exercise their right under any existing employment agreements with WHG to require WHG to purchase his or her Existing WHG Options pursuant thereto, PAHOC and Patriot agree to pay, or permit WHG to pay each such optionee, at or after the Effective Time, an amount equal to the product of (i) the excess, if any, of (a) the product of the Average Closing Price and the Exchange Ratio over (b) the exercise price per share of WHG Common Stock under such Existing WHG Option and (ii) the number of shares covered by such Existing WHG Option. Notwithstanding the provisions of
Section 5.2(e), in the event that any such optionee exercises his or her rights under his or her employment agreement, such options shall not be assumed by PAHOC and Patriot pursuant to Section 5.2(e).

     5.3    Exchange of Certificates Representing WHG Common Stock and WHG
            --------------------------------------------------------------
            Preferred Stock.
            ---------------

            (a) As of the Effective Time, (i) PAHOC shall deposit, or shall cause to be deposited, with an exchange agent selected by PAHOC on or prior to the Effective Time (the "Exchange Agent"), for the benefit of the holders of shares of WHG Common Stock and WHG Preferred Stock, for exchange in accordance with this Article 5, a certificate representing the shares of PAHOC Stock to be issued pursuant to Sections 5.2(a) and 5.2(b), and the cash in lieu of fractional Paired Shares to be paid pursuant to this Section 5.3, in exchange for outstanding shares of WHG Common Stock and WHG Preferred Stock and simultaneously (ii) Patriot shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of WHG Common Stock and WHG Preferred Stock, for distribution in accordance with Sections 5.2(a) and 5.2(b), a certificate representing the Subscribed Shares, to be paired with the shares of PAHOC Stock described in clause (i) above (such certificates for shares of PAHOC Stock, the certificates for Subscribed Shares and cash in lieu of fractional Paired Shares shall hereinafter be referred to as the "Exchange Fund").

            (b) Promptly after the Effective Time, the parties hereto shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as PAHOC or Patriot may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates printed "back-to-back" evidencing Paired Shares and cash in lieu of fractional Paired Shares, if any. Upon surrender of a Certificate for cancellation to the Exchange Agent and delivery of such letter of transmittal, duly executed and completed in accordance with the instructions thereto to the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole Paired Shares to which such holder shall be entitled, and (y) a check for the cash to be paid in lieu of fractional Paired Shares, if any, due such holder pursuant to Section 5.3(e) plus the amount of any dividends or distributions, pursuant to Section 5.3(c), if any, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the amount payable in lieu of fractional Paired Shares, if any, or on the dividends or distributions, if any, due and payable to holders of Certificates pursuant to this Section 5.3. In the event of a transfer of ownership of WHG Common Stock or WHG Preferred Stock which is not registered in the stock transfer records of WHG, a certificate representing the proper number of Paired Shares, together with a check for the cash to be paid in lieu of fractional Paired Shares, if any, pursuant to Section 5.3(e), plus, to the extent applicable, the amount of any dividends or distributions, if any, due and payable pursuant to Section 5.3(c), may be issued to such a transferee if the Certificate representing shares of such WHG Common Stock or WHG Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

            (c) Notwithstanding any other provisions of this Agreement, dividends or other distributions on Paired Shares after the Effective Time with respect to any shares of WHG Common Stock or WHG Preferred Stock represented by a Certificate that has not been surrendered for exchange shall be paid only as provided herein. Following surrender of any such Certificate, the holder thereof shall be entitled, subject to the provisions and effect of applicable abandoned property, escheat or similar laws, to receive for the whole Paired Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Paired Shares and not paid, less the amount of any withholding taxes which may be required thereon; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Paired Shares, less the amount of any withholding taxes which may be required thereon.

            (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of WHG of the shares of WHG Common Stock or WHG Preferred Stock which were outstanding immediately prior to the Effective Time and if, after the Effective Time, Certificates are presented for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided. Certificates surrendered for exchange by any person constituting an "affiliate" of WHG for purposes of Rule 145, as such rule may be amended from time to time ("Rule 145"), of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until PAHOC has received an affiliate letter (the "Affiliate Letter") from such person as provided in Section 9.10.

            (e) No fractional Paired Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional Paired Shares pursuant to this Agreement, each holder of WHG Common Stock or WHG Preferred Stock upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the average closing price of PAHOC Stock and Patriot Stock on the NYSE on the five
(5) trading days immediately preceding the Closing Date (the "Fair Market Value") by (ii) the fractional amount of the Paired Shares which such holder would otherwise be entitled to receive under this Article 5.

            (f) All Merger Consideration issued or paid, as the case may be, upon the surrender for exchange of Certificates representing shares of WHG Common Stock or WHG Preferred Stock in accordance with the terms of this Article 5 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of WHG Common Stock or WHG Preferred Stock exchanged for Merger Consideration theretofore represented by such Certificates.

     5.4    Return of Exchange Fund. Any portion of the Exchange Fund (including
            -----------------------
any cash payable for fractional Paired Shares, and any shares of PAHOC Stock or any Subscribed Shares) that remains unclaimed by the former stockholders of WHG one year after the Effective Time shall be distributed as follows: any cash for fractional Paired Shares and any shares of PAHOC Stock shall be returned to PAHOC and any Subscribed Shares shall be returned to Patriot (provided that PAHOC and Patriot shall issue said shares or pay such cash in accordance with this Article 5 to former stockholders of WHG who thereafter surrender their Certificates), subject to the provisions and effect of applicable abandoned property, escheat or similar laws. Any former stockholders of WHG who have not theretofore complied with this Article 5 shall thereafter look only to PAHOC for issuance or payment of that portion of their Paired Shares representing PAHOC Stock and cash in lieu of fractional Paired Shares, if any, and to Patriot for issuance or payment of that portion of their Paired Shares representing Patriot Stock, as determined pursuant to this Agreement, without any interest thereon. None of PAHOC, Patriot, WHG, the Exchange Agent or any other person shall be liable to any former holder of shares of WHG Common Stock or WHG Preferred Stock for any shares of stock or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     5.5    Lost or Stolen Certificates. In the event any Certificate shall have
            ---------------------------
been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PAHOC or Patriot, the posting by such person of a bond in such reasonable amount as PAHOC or Patriot may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or PAHOC and Patriot will issue in exchange for such lost, stolen or destroyed Certificate the Paired Shares and cash in lieu of fractional Paired Shares, if any, to which such person is entitled under Section 5.3(b) (and to the extent applicable, dividends and distributions payable pursuant to Section 5.3(c)).


ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF WHG

     Except as set forth in the disclosure letter delivered at or prior to the execution hereof to PAHOC, Acquisition Sub and Patriot, which shall refer to the relevant Sections of this Agreement (the "WHG Disclosure Letter"), WHG represents and warrants to PAHOC, Acquisition Sub and Patriot as follows:

     6.1    Existence; Good Standing; Authority.
            -----------------------------------

            (a) WHG is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. WHG is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, assets, prospects, results of operations or financial condition of WHG and the WHG Subsidiaries taken as a whole (a "WHG Material Adverse Effect"). WHG has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

            (b) Each WHG Subsidiary is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a WHG Material Adverse Effect.

            (c) WHG's certificate of incorporation, WHG's bylaws, and the organizational documents and partnership and joint venture agreements (and in each such case, all amendments thereto) of WHG and each WHG Subsidiary are listed in Section 6.1 of the WHG Disclosure Letter, and the copies of such documents, all of which have previously been delivered to PAHOC and its counsel, are true, correct and complete.

     6.2    Authorization, Validity and Effect of Agreements.  WHG has the
            ------------------------------------------------
requisite power and authority to enter into and perform the transactions contemplated hereby and to execute and deliver this Agreement and the Ancillary Agreements to which it is a party. The Board of Directors of WHG has unanimously approved this Agreement, the Merger, the WHG/Patriot Subscription Agreement, the Ancillary Agreements to which WHG is a party and the other transactions contemplated by this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements and has resolved to recommend that the holders of WHG Common Stock adopt and approve this Agreement at the WHG stockholders' meeting to be held in accordance with the provisions of Section 9.3 hereof. In connection with the foregoing, the Board of Directors of WHG has taken such actions and votes as are necessary on its part to (i) render the provisions of
Section 203 of the DGCL, all other applicable takeover statutes of the DGCL, and the Rights Agreement, dated as of April 21, 1997 between WHG and The Bank of New York (the "Rights Agreement"), inapplicable to this Agreement, the WHG/Patriot Subscription Agreement, the Merger, the Ancillary Agreements and the transactions contemplated by this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements without the payment of consideration to holders of WHG Common Stock and WHG Preferred Stock other than the Merger Consideration, and (ii) define each of PAHOC, Acquisition Sub and Patriot as an "Exempt Person", as such term is defined in the Rights Agreement, but only to the extent any of them becomes the beneficial owner of any shares of WHG Common Stock or WHG Preferred Stock pursuant to the terms of the Ancillary Agreements or this Agreement. As of the date hereof, all of the directors and executive officers of WHG have indicated that they presently intend to vote all WHG Common Stock and all WHG Preferred Stock which they own to approve this Agreement. The execution by WHG of this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements have been duly authorized by all requisite corporate action on the part of WHG, subject, in the case of this Agreement only, to the approval of the Merger by a majority of the votes entitled to be cast by the holders of the outstanding WHG Common Stock and WHG Preferred Stock voting as a single class. This Agreement constitutes and the WHG/Patriot Subscription Agreement and the Ancillary Agreements to which it has or will become a party (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of WHG, enforceable against WHG in accordance with their respective terms.

     6.3    Capitalization.  The authorized capital stock of WHG consists of
            --------------
12,000,000 shares of WHG Common Stock, 3,000,000 shares of Class A non-voting common stock, par value $.01 per share (the "Class A Common Stock"), and 2,000,000 shares of WHG Preferred Stock. WHG has (i) 6,050,200 shares of WHG Common Stock issued and outstanding, (ii) 0 shares of Class A Common Stock issued and outstanding, (iii) 300,000 shares of WHG Preferred Stock issued and outstanding, and (iv) 0 shares of WHG Common Stock, 0 shares of Class A Common Stock, and 0 shares of WHG Preferred Stock held in the treasury of WHG. WHG has no shares of WHG Common Stock reserved for issuance other than shares of WHG Stock reserved for issuance pursuant to the Rights Agreement, (ii) the WHG 1997 Stock Option Plan and (iii) upon conversion of WHG Preferred Stock into WHG Common Stock. All such issued and outstanding shares of capital stock of WHG are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Conversion Price (as such term is defined in the Certificate of Designation, Preferences and Rights of the Series B Preferred Stock of WHG Resorts & Casinos Inc.) for the WHG Preferred Stock is $9.00. WHG has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of WHG on any matter. Except as set forth in Section 6.3 of the WHG Disclosure Letter, WHG does not have any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate WHG to issue, transfer or sell any shares of capital stock of WHG. Except as set forth in Section 6.3 of the WHG Disclosure Letter, there are no agreements or understandings to which WHG is a party with respect to the voting of any shares of capital stock of WHG or which restrict the transfer of any such shares, nor does WHG have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares except as may be disclosed in any SEC filing made prior to the date hereof by any stockholder of WHG. Except as set forth in Section 6.3 of the WHG Disclosure Letter, there are no outstanding contractual obligations of WHG or any WHG Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of WHG or any WHG Subsidiary. Except as set forth in Section 6.3 of the WHG Disclosure Letter, neither WHG nor any WHG Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of their securities under the Securities Act.

     6.4    Subsidiaries.  Except as set forth in Section 6.4 of the WHG
            ------------
Disclosure Letter, WHG owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each WHG Subsidiary. Each of the outstanding shares of capital stock in each WHG Subsidiary having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 6.4 of the WHG Disclosure Letter, each of the outstanding shares of capital stock of, or partnership or other equity interests in, each Wholly Owned Subsidiary is owned, directly or indirectly, by WHG free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth in Section 6.4 of the WHG Disclosure Letter, each of the outstanding shares of capital stock of, or partnership or other equity interests in, each Partially-Owned Subsidiary which is owned, directly or indirectly, by WHG, is owned by WHG or a WHG Subsidiary free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each WHG Subsidiary is set forth in
Section 6.4 of the WHG Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital or partnership or other interests; (iii) the name of each stockholder or owner of a partnership or other equity interest and the number of issued and outstanding shares of capital stock or share capital or percentage ownership for non-corporate entities held by it and (iv) the name of the general partners, if applicable.

     6.5    Other Interests.  Except as set forth in Section 6.4 and 6.5 of the
            ---------------
WHG Disclosure Letter, neither WHG nor any WHG Subsidiary owns directly or indirectly any interest or investment (whether equity or indebtedness for borrowed money of $100,000 or more) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities).

     6.6    No Violation.  Except as set forth in Schedule 6.6 of the WHG
            ------------
Disclosure Letter, neither the execution, performance and delivery by WHG of this Agreement, the WHG/Patriot Subscription Agreement or the Ancillary Agreements nor the consummation by WHG of the transactions contemplated by this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements in accordance with their terms, will: (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the WHG Certificate, the WHG Bylaws, or the organizational documents, partnership agreements or joint venture agreements of WHG or any WHG Subsidiary; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligation pursuant to, or accelerate vesting under, any stock option plan, or option issued by, WHG or any of the WHG Subsidiaries, or any grant or award under any of the foregoing; (iii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of WHG or any WHG Subsidiary under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which WHG or any WHG Subsidiary is a party, or by which WHG or any WHG Subsidiary or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a WHG Material Adverse Effect and would not prevent or delay the consummation of the transactions contemplated hereby or by the WHG/Patriot Subscription Agreement or the Ancillary Agreements; or (iv) other than the filings provided for in Article 1 and Section 9.4 of this Agreement or required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "blue sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, including, but not limited to, all gaming related filings required in the Commonwealth of Puerto Rico, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority including, but not limited to all Puerto Rico agencies, would not have a WHG Material Adverse Effect and would not prevent or delay the consummation of the transactions contemplated hereby or by the Ancillary Agreements.

     6.7    SEC Documents.
            -------------

            (a) WHG has filed all required forms, reports and documents, including, but not limited to WHG's Form 10-K filed with respect to the year ended June 30, 1997, with the Securities and Exchange Commission ("SEC") since the earliest date on which WHG became subject to the reporting obligations of
Section 13 or 15(d) of the Exchange Act (collectively, the "WHG SEC Reports") all of which were prepared in accordance with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"). As of their respective dates, the WHG SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of WHG and of any non-consolidated entity included in or incorporated by reference into the WHG SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of WHG and such non-consolidated entities as of their dates and each of the consolidated statements of income, retained earnings and cash flows of WHG and of any non-consolidated entity included in or incorporated by reference into the WHG SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of WHG and the consolidated WHG Subsidiaries and the non-consolidate entities for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

            (b) WHG's consolidated financial statements at and for the year ending June 30, 1997 (the "1997 Financial Statements"), including the statement of financial condition at June 30, 1997 included therein (the "Base Balance Sheet"), a copy of which has been provided by WHG to PAHOC which have been certified by Ernst & Young LLP, independent public accountants fairly present the consolidated financial position of WHG and the consolidated WHG Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of WHG and the consolidated WHG Subsidiaries included in or incorporated by reference into the 1997 Financial Statements (including any related notes and schedules) fairly present the results of operations, retained earnings or cash flows, as the case may be, of WHG and the consolidated WHG Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

     6.8    Litigation. Except as set forth in Section 6.8 to the WHG Disclosure
            ----------
Letter, there are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which WHG or any WHG Subsidiary is a party or by which any of its properties or assets are bound or, to the knowledge of WHG, to which any of its directors, officers, employees or agents, in such capacity, is a party or, to the knowledge of WHG, by which any of their properties or assets are bound, and (ii) no actions, suits or proceedings pending against WHG or any WHG Subsidiary or, to the knowledge of WHG, against any of its directors, officers, employees or agents, in such capacities, or, to the knowledge of WHG, threatened against WHG or any WHG Subsidiary or against any of its directors, officers, employees or agents, in such capacities, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that would, individually or in the aggregate, have a WHG Material Adverse Effect.

     6.9    Absence of Certain Changes.  Except as disclosed in the WHG SEC
            --------------------------
Reports filed with the SEC prior to the date hereof or as set forth in Section
6.9 of the WHG Disclosure Letter, since June 30, 1997, WHG and the WHG Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (i) any WHG Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the WHG Common Stock; (iii) any material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a "Commitment") entered into by WHG or any WHG Subsidiary outside the ordinary course of business except for commitments for expenses of attorneys, accountants and investment bankers or finders incurred in connection with the Merger and the transactions contemplated hereby and thereby; or (iv) any material change in WHG's accounting principles, practices or methods.

     6.10   Taxes.  Except as set forth in Section 6.10 of the WHG Disclosure
            -----
Letter:

          (a) WHG and each WHG Subsidiary and (to the knowledge of WHG and any WHG Subsidiary) WMS have paid or caused to be paid all federal, state, Puerto Rico, local, municipal, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, room taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, municipal taxes ("patentes"), construction taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and real and personal property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), owed or accrued by it through the date hereof except for (i) Taxes, which are being contested in good faith by such party and for which WHG has adequate reserves on its Base Balance Sheet or on the balance sheet of a WHG Subsidiary which is a non-consolidated affiliate, (ii) real estate taxes owed by El Conquistador Partnership L.P., which real estate taxes are, to WHG's knowledge, adequately reserved against in the El Conquistador Partnership L.P. financial statements, and (iii) any other unpaid Taxes, or portions thereof, which in the aggregate do not exceed $250,000.

          (b) WHG and each WHG Subsidiary, and (to the knowledge of WHG and any WHG Subsidiary) WMS have timely filed all federal, state, Puerto Rico, local, municipal and foreign tax returns required to be filed by any of them and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period.

          (c) Neither the Internal Revenue Service ("IRS") nor any other governmental authority including, but not limited to, the Puerto Rico Treasury Department is now asserting by written notice to WHG any WHG Subsidiary or (to the knowledge of WHG and any WHG Subsidiary) WMS Industries Inc. ("WMS") or, to the knowledge of WHG or WHG Subsidiaries, threatening to assert against WHG, WMS or any WHG Subsidiary any deficiency or claim for additional Taxes. No claim has ever been made by a taxing authority in a jurisdiction where WHG does not file reports and returns that WHG is or may be subject to taxation by that jurisdiction. There are no security interests nor statutory tax liens on any of the assets of WHG or any WHG Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. WHG has never entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code") nor pursuant to Section 6126 of the Puerto Rico Internal Revenue Code of 1994, as amended (the "PR Code").

          (d) Neither WHG nor, to WHG's knowledge, WMS has received written notice of any audit of any tax return filed by WHG or WMS, and neither WHG nor, to WHG's knowledge, WMS has been notified by any tax authority that any such audit is contemplated or pending. Neither WHG, any WHG Subsidiary, nor, to WHG's knowledge, WMS has executed or filed with the IRS or the Puerto Rico Treasury Department or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by or with respect to WHG is in force. True, correct and complete copies of all federal, commonwealth, state, Puerto Rico and local income or franchise tax returns with respect to any fiscal period ending on or after June 30, 1993, filed by WHG, WMS, or any WHG Subsidiary and all communications relating thereto have been delivered to PAHOC or made available to representatives of PAHOC. For this purpose, a federal tax return of WMS shall mean only the portion of the WMS consolidated tax return which includes any of WHG or the WHG Subsidiaries.

          (e) WHG and each WHG Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

          (f) WHG estimates that as of June 30, 1997, the accumulated and current earnings and profits ("E&P") of WHG (as determined for federal income tax purposes) was approximately $20 million.

          (g) Except as set forth in Section 6.10 of the WHG Disclosure Letter, Posadas de Puerto Rico Associates, Incorporated is the holder of a grant of tax exemption issued by the Governor of Puerto Rico in Case No. 96-78-T-19, Williams Hospitality Group Inc. is the holder of grants of tax exemption issued by the Governor of Puerto Rico in Case Nos. 97-78-T-16, 97-78-T-21 and 97-78-T-18, Posadas de San Juan Associates is the holder of a grant of tax exemption issued by the Governor of Puerto Rico in Case No. 96-78-T-17 and El Conquistador Partnership L.P. is the holder of a grant of tax exemption issued by the Governor of Puerto Rico in Case No. 96-78-T-13 (each holder, a "Grantee" and each grant, a "Grant"). Each Grant is in full force and effect and is valid and enforceable. Except for the amendments described in Section 6.10 of the WHG Disclosure Letter, with respect to each Grant, neither the Grant nor the Order Fixing the Date of Commencement of Operations of the Grant has been amended or modified. Each Grantee has complied at all times with all the provisions of its respective Grant and the provisions of all applicable laws, statutes, rules, regulations, ordinances, orders, procedures, or proclamations, the breach of which would result in the revocation of the Grant. There are no facts or circumstances existing or pending, or, to the knowledge of WHG, threatened actions or proceedings, that would result in the revocation of each Grant.

     6.11 Books and Records.  Except as set forth in Section 6.11 of the WHG
          -----------------
Disclosure Letter:

          (a) The books of account and other financial records of WHG and each WHG Subsidiary are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the WHG SEC Reports.

          (b) The minute books and other records of WHG and each WHG Subsidiary have been made available to PAHOC or its representatives, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Board of Directors of WHG and each WHG Subsidiary and all actions of the partners of each WHG Subsidiary.


     6.12 Properties.  All of the real estate properties owned or leased by WHG
          ----------
and each WHG Subsidiary are set forth in Section 6.12 of the WHG Disclosure Letter. Except as set forth in Section 6.12 of the WHG Disclosure Letter, WHG and each WHG Subsidiary own fee simple title to each of the real properties identified in Section 6.12 of the WHG Disclosure Letter (the "WHG Properties"), free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances") and the WHG Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not and as a consequence of the Closing will not adversely affect the current use of the property or materially detract from the value of or materially interfere with the present use of the property, (ii) Encumbrances and Property Restrictions disclosed on existing title reports or surveys (in either case copies of which title reports and surveys have been delivered or made available to PAHOC or its representatives and which title reports are listed in Section 6.12 of the WHG Disclosure Letter), and (iii) mechanics', carriers', workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not and as a consequence of the Closing will not materially detract from the value of or materially interfere with the present use of any of the WHG Properties subject thereto or affected thereby, and do not and as a consequence of the Closing will not otherwise materially impair business operations conducted by WHG and WHG Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Except as set forth in Section 6.12 of the WHG Disclosure Letter, valid policies of title insurance have been issued insuring WHG's or the applicable WHG Subsidiary's fee simple title to each of the WHG Properties in amounts at least equal to the purchase price thereof or, if acquired through merger, the stipulated value thereof, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy and WHG has no knowledge of any facts or circumstances which would constitute the basis for such a claim. Except as set forth in Section
6.12 of the WHG Disclosure Letter, (i) no certificate, permit or license from any governmental authority having jurisdiction over any of the WHG Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the WHG Properties as currently operated or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the WHG Properties (a "REA Agreement") has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation, to the knowledge of WHG, of any of same nor is WHG nor any WHG Subsidiary currently in default under any REA Agreement and the WHG Properties are in full compliance in all material respects with all governmental permits, licenses and certificates; (ii) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the WHG Properties has been issued by any governmental authority;
(iii) there are no material structural defects relating to any of the WHG Properties; (iv) there is no WHG Property whose building systems are not in working order in any material respect; (v) there is no physical damage to any WHG Property in excess of $200,000 for which there is no insurance in effect covering the full cost of the restoration (subject to insurance deductibles, which in no case exceed $200,000, as provided in the insurance policies of WHG and the WHG Subsidiaries); and (vi) there is no current renovation or restoration or tenant improvements to any WHG Property or any portion thereof, the cost of which exceeds $75,000, except in each instance as set forth in
Section 6.12 of the WHG Disclosure Letter. Except as set forth in Section 6.12 of the WHG Disclosure Letter, the use and occupancy of each of the WHG Properties complies in all material respects with all applicable codes and zoning and gaming laws and regulations, and WHG has no knowledge of any pending or threatened proceeding or action that will in any adverse manner affect the size of, use of, improvements on, construction on, or access to any of the WHG Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such WHG Properties. Neither WHG nor any WHG Subsidiary has received any notice to the effect that (A) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the WHG Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the WHG Properties or by the continued maintenance, operation or use of the parking areas. Except as set forth in
Section 6.12 of the WHG Disclosure Letter and except as would otherwise not have a WHG Material Adverse Effect, following a casualty, each of the WHG Properties could be reconstructed and used for hotel and casino purposes under applicable zoning and gaming laws and regulations, except that in certain circumstances such reconstruction would have to comply with the dimensional requirements of applicable zoning laws and regulations in effect at the time of reconstruction. Except as set forth in Section 6.12 of the WHG Disclosure Letter and except as would otherwise not have a WHG Material Adverse Effect, there are no outstanding abatement proceedings or appeals with respect to the assessment of any WHG Property for the purpose of real property taxes, and there are no agreements with any governmental authority with respect to such assessments or tax rates on any WHG Property.

     6.13 Compliance with Law; Environmental Matters.  Except as set forth in
          ------------------------------------------
Section 6.13 of the WHG Disclosure Letter:

          (a) Neither WHG nor any WHG Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, including but not limited to all maritime laws, ordinance, governmental rule or regulation to which WHG or any WHG Subsidiary or any of their respective properties or assets is subject. WHG and WHG Subsidiaries have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now or previously conducted.

          (b) WHG and each WHG Subsidiary have all permits required for the operation of its properties and businesses as they are currently being operated, and are in compliance therewith. None of such permits shall be terminated or canceled as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for those permits the lack of which would not have a WHG Material Adverse Effect. Section 6.13 of the WHG Disclosure Letter sets forth a true, complete and correct list of all permits that are (i) material to the operation of its properties and businesses as they are currently being operated or (ii) required for the execution, delivery and performance by WHG of this Agreement and the Ancillary Agreements, except for those permits, the absence of which would not have a WHG Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

          (c) WHG and the WHG Subsidiaries are in compliance with all Environmental Laws (as defined below), except where any such non-compliance, when combined with all other such noncompliance, would not have a WHG Material Adverse Effect. As used in this Agreement, "Environmental Laws" shall mean all federal, state, Puerto Rico and local laws, rules, regulations, ordinances and orders that regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection. WHG has previously made available to PAHOC copies of all documents concerning any environmental or health and safety matter adversely affecting WHG and copies of current environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials (as defined below), spill control plans and material correspondence with any federal, state or local government, court, administrative agency, commission, or other governmental authority, domestic or foreign, regarding the foregoing. As used in this Agreement, "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, petroleum products or fractions thereof, pollutants or contaminants. Except as set forth in Section 6.13 of the WHG Disclosure Letter or disclosed in the WHG SEC Reports and except for any matter, which if the outcome were adverse, would not have a WHG Material Adverse Effect, there is no administrative or judicial enforcement proceeding pending or to the knowledge of WHG threatened against WHG or any current and former WHG Subsidiary or with respect to any of the properties now or formerly owned or used by any of them under any Environmental Law. Except as set forth in Section
6.13 of the WHG Disclosure Letter or disclosed in the WHG SEC Reports and except for any matter, which if the outcome were adverse, would not have a WHG Material Adverse Effect, neither WHG nor any such WHG Subsidiary or, to the knowledge of WHG, any legal predecessor, affiliate or former affiliate of WHG or any WHG Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for response costs or natural resource damages, as those terms are defined under the Environmental Laws, at any location and, to the knowledge of WHG, neither WHG nor any such WHG Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location including, but not limited to, those in the National Priorities List, as defined under the United States Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location on any analogous state or other list. Except as set forth in Section 6.13 of the WHG Disclosure Letter, and except for any matter which, if the outcome were adverse, would not have a WHG Material Adverse Effect, WHG and each such WHG Subsidiary has no knowledge of any release on the real property now or formerly owned or leased by WHG or any WHG Subsidiary or any of either's predecessor entities of Hazardous Materials in a manner that could reasonably be expected to result in an order to perform a response action or in material liability under the Environmental Laws and, to the knowledge of WHG, there is no hazardous waste treatment, storage or disposal facility, and except for the following which, to the knowledge of WHG, would not have a WHG Material Adverse Effect based on its current condition, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by WHG or any WHG Subsidiary or predecessor entity or facilities utilized by WHG or the WHG Subsidiaries.

     6.14 Employee Matters.  With respect to all the employee benefit plans,
          ----------------
programs and arrangements maintained for the benefit of any current or former employee, officer or director of WHG or any WHG Subsidiary (the "WHG Benefit Plans"), except as set forth in Section 6.14 of the WHG Disclosure Letter or in the WHG SEC Reports, (a) each WHG Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code or under Section 1165 of the PR Code has received a favorable determination letter from the IRS or the Puerto Rico Treasury Department as applicable that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such WHG Benefit Plan or related trust, (b) each WHG Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each WHG Benefit Plan have been timely made, (c) neither WHG nor any WHG Subsidiary has incurred any direct or indirect material liability under, arising out of or by operation of Title I or Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with any WHG Benefit Plan or other retirement plan or arrangement, and WHG has no knowledge of any fact or event that could reasonably be expected to give rise to any such material liability, (d) all material contributions due and payable on or before the date hereof in respect of each WHG Benefit Plan have been made in full and in proper form, (e) neither WHG nor any WHG Subsidiary have ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as otherwise required under ERISA, the Code and applicable state laws, no WHG Benefit Plan currently or previously maintained by WHG or any WHG Subsidiary provides any post-retirement health or life insurance benefits, and neither WHG nor any WHG Subsidiary maintains any obligations to provide post-retirement health or life insurance benefits in the future, (g) all material reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each WHG Benefit Plan and (h) no benefit or amount payable or which may become payable by WHG or any WHG Subsidiary pursuant to any WHG Benefit Plan, agreement or contract with any employee, shall constitute an "excess parachute payment," within the meaning of
Section 280G of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

     6.15 Labor Matters.  Except as set forth in Section 6.15 of the WHG
          -------------
Disclosure Letter, neither WHG nor any WHG Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of WHG, threatened against WHG or any WHG Subsidiary relating to their business, except for any such proceeding which would not have a WHG Material Adverse Effect. To the knowledge of WHG, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of WHG or any WHG Subsidiary. Except as set forth in Section 6.15 of the WHG Disclosure Letter, no union contracts involving WHG or any WHG Subsidiary have been terminated or have expired since January 1, 1997 that have not been renewed or replaced.

     6.16 No Brokers.  Neither WHG nor any WHG Subsidiary has entered into any
          ----------
contract, arrangement or understanding with any person or firm which may result in the obligation of such entity, PAHOC, Acquisition Sub or Patriot to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that WHG has retained Oppenheimer & Co., Inc. ("Oppenheimer") as its financial advisor and PaineWebber Incorporated of Puerto Rico ("PaineWebber") as its finder. True, correct and complete copies of the executed financial advisory agreements between WHG and Oppenheimer and the finder's fee agreement between WHG and PaineWebber have been provided to PAHOC and Patriot. Other than the foregoing arrangements, WHG is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     6.17 Opinion of Financial Advisor.  WHG has received the written opinion of
          ----------------------------
Oppenheimer to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of WHG Common Stock.

     6.18 Related Party Transactions.  Filed as an exhibit to the WHG SEC
          --------------------------
Reports or listed on Section 6.18 of the WHG Disclosure Letter is a list of all arrangements, agreements and contracts entered into by WHG or any WHG Subsidiary (which are or will be in effect as of or after the date of this Agreement) involving annual payments in excess of $60,000 with any person who is an officer, director or affiliate of WHG or any WHG Subsidiary, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate.

Copies of such documents, all of which have previously been provided or made available to PAHOC and its counsel, are true, correct, and complete copies.

     6.19 Undisclosed Liabilities.  Except as and to the extent reflected,
          -----------------------
reserved against or otherwise specifically disclosed in its Base Balance Sheet (including the notes thereto) or in the WHG SEC Reports, neither WHG nor any WHG Subsidiary has any liabilities or obligations of any kind, whether accrued, absolute, known or unknown, asserted or unasserted, contingent or otherwise, whether or not prepared in accordance with generally accepted accounting principles consistently applied, which would have, individually or in the aggregate, a WHG Material Adverse Effect.

     6.20 Contracts and Commitments.
          -------------------------

          (a) Sections 6.5, 6.6, 6.12, 6.18 and 6.20 of the WHG Disclosure Letter set forth (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by (A) mortgages, deeds of trust or other security interests in the WHG Properties or personal property of WHG or any WHG Subsidiary, or (B) any direct or indirect ownership interest in any Wholly Owned Subsidiary or any direct or indirect ownership interest in any Partially-Owned Subsidiary which is owned by WHG or any Wholly Owned Subsidiary (provided, however, that for purposes of this Section 6.20(a), Williams Hospitality Group Inc. ("WHGI") shall be considered a Partially-Owned Subsidiary and not a Wholly Owned Subsidiary), (ii) each commitment entered into by WHG or any WHG Subsidiary other than commitments entered into with unaffiliated third parties in the ordinary course of operations at WHG's individual hotels which may result in total annual payments by or liability of WHG or any WHG Subsidiary in excess of $60,000 and (iii) all material leases and subleases entered into by WHG or any WHG Subsidiary as lessee or sublessee which may result in total annual payments or liability in excess of $60,000. Descriptions of the foregoing are listed in Sections 6.5, 6.6, 6.12, 6.18 and 6.20 of the WHG Disclosure Letter, and the copies of such documents, which have previously been provided or made available to PAHOC and its counsel, are true, correct and complete. None of WHG or any WHG Subsidiary has received any written notice of a default that has not been cured under any of the documents described or is in default respecting any payment obligations thereunder except where such default, individually or in the aggregate, would not reasonably be expected to have a WHG Material Adverse Effect.

          (b) All joint venture agreements to which WHG or any WHG Subsidiary is a party are listed in Sections 6.5, 6.6 or 6.20 of the WHG Disclosure Letter and neither WHG nor any WHG Subsidiary nor, to the knowledge of WHG, any other party thereto is in default with respect to any obligations except where such default, individually or in the aggregate, would not have a WHG Material Adverse Effect.

          (c) Section 6.20 of the WHG Disclosure Letter sets forth all of the franchise, management, marketing, affiliation and other agreements and contracts pursuant to which WHG or any WHG Subsidiary provide franchise, license, sales, marketing, reservation, management or operation services to or for any hotels (collectively, the "Operating Agreements"). Except as set forth in Section 6.20 of the WHG Disclosure Letter, (i) WHG has delivered or made available to PAHOC and its counsel true, correct and complete copies of all of the Operating Agreements as the same may have been amended from time to time; (ii) each of the Operating Agreements is legal, valid, binding, enforceable and in full force and effect as to WHG and/or the applicable WHG Subsidiaries and the other parties thereto, and, except as would not have a WHG Material Adverse Effect, will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms after the Closing; (iii) neither WHG nor any WHG Subsidiary, nor, to the knowledge of WHG, any other parties thereto, is in breach or default thereof in any material respect; (iv) except as set forth in Section 6.20 of the WHG Disclosure Letter, neither WHG nor any WHG Subsidiary have assigned, transferred, conveyed, mortgaged or encumbered any interest in any of the Operating Agreements; (v) except as set forth in Section 6.20 of the WHG Disclosure Letter or except as would not have a WHG Material Adverse Effect, neither WHG nor any WHG Subsidiary have in the past been required, are currently required or anticipate being required to defer receiving any payments or to make any payments or loans to any party under any of the Operating Agreements as a result of the failure of a hotel or any other person to meet or exceed any performance thresholds or to prevent any other party from exercising a right to terminate any of the Operating Agreements; and (vi) no consent or approval of any other parties of the Operating Agreements is necessary or required in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

     6.21 Disclosure.  The representations, warranties and statements made by
          ----------
WHG in this Agreement, the Ancillary Agreements and in the WHG Disclosure Letter and in the certificates and other documents expressly identified in this Agreement as having been delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together with each other and the WHG SEC Reports, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. No event or circumstance, exclusive of general business or economic conditions, has occurred or exists with respect to WHG or any WHG Subsidiary or their respective businesses, properties, prospects, operations or financial conditions which may individually, or in the aggregate, have a WHG Material Adverse Effect.

     6.22 Insurance.  Section 6.22 of the WHG Disclosure Letter lists all
          ---------
material insurance policies including, but not limited to, State Insurance Fund policies and private disability insurance (or SINOT) policies, currently in effect under which WHG or any WHG Subsidiary is a beneficiary or an insured. Neither WHG nor any WHG Subsidiary has received any notice that any of the policies listed in Section 6.22 of the WHG Disclosure Letter has been or will be canceled prior to its scheduled termination date, or would not be renewed substantially on the same terms now in effect if the insured party requested renewal, or has received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of any increases with respect thereto (or with respect to similar insurance) in prior years. Neither WHG nor any WHG Subsidiary is in material default under any such policy and all premiums due and payable with respect to such coverage have been paid or accrued.

     6.23 Bankruptcy.  There is no bankruptcy, receivership, insolvency,
          ----------
rearrangement, foreclosure or similar action or proceeding, whether voluntary or involuntary, pending or has been or is being (by the giving of any notice required as a precondition to any such action or proceeding or otherwise) commenced or is pending against WHG, any WHG Subsidiary or any WHG Property.

     6.24 Las Casitas Development Co. I, S en C (S.E.).  Except as listed on
          --------------------------------------------
Section 6.24 of the WHG Disclosure Letter and to the knowledge of WHG, Las Casitas Development Co. I, S en C (S.E.) ("Las Casitas"), a Puerto Rico limited partnership, is duly organized, validly existing and in good standing under the laws of Puerto Rico, and has the partnership power and authority to own its properties and to carry on its business as it is now being conducted. Listed on
Exhibit 7 of the WHG Disclosure Letter are the names of all of the owners of condominiums developed by Las Casitas who have rental agreements with El Conquistador Partnership L.P.


 ARTICLE 7.    REPRESENTATIONS AND WARRANTIES OF PAHOC AND ACQUISITION SUB

     PAHOC and Acquisition Sub represent and warrant to WHG and Patriot as follows:

      7.1 Existence; Good Standing; Authority; Compliance With Law.
          --------------------------------------------------------

          (a) PAHOC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. PAHOC is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified could not have a material adverse effect on the combined business, assets, prospects, results of operations or financial condition of PAHOC and the subsidiaries of PAHOC (the "PAHOC Subsidiaries") and Patriot and the subsidiaries of Patriot (the "Patriot Subsidiaries") taken as a whole (a "PAHOC/Patriot Material Adverse Effect"). PAHOC has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

          (b) Each PAHOC Subsidiary is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a PAHOC/Patriot Material Adverse Effect.

          (c) Copies of the certificate of incorporation or other charter documents and by-laws (and in each case, all amendments thereto) of PAHOC and Acquisition Sub as they exist on the date hereof have been delivered or made available to WHG and its counsel. All such copies are true, correct and complete.

      7.2 Authorization, Validity and Effect of Agreements.  Each of PAHOC and
          ------------------------------------------------
Acquisition Sub has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements to which it is a party. The Boards of Directors of PAHOC and Acquisition Sub have unanimously approved this Agreement, the Merger, the WHG/Patriot Subscription Agreement and the Ancillary Agreements to which it is a party, and the other transactions contemplated by this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements. The execution by PAHOC and Acquisition Sub of this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements have been duly authorized by all requisite corporate action on the part of PAHOC and Acquisition Sub, respectively. This Agreement constitutes, and the WHG/Patriot Subscription Agreement and the Ancillary Agreements to which it has or will become a party (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of PAHOC and Acquisition Sub, respectively, enforceable against PAHOC and Acquisition Sub, respectively, in accordance with their respective terms.

      7.3 Consents and Approvals; No Violations. Neither the execution and
          -------------------------------------
delivery by PAHOC or Acquisition Sub of this Agreement, the WHG/Patriot Subscription Agreement or the Ancillary Agreements, to which it is a party, nor the consummation by PAHOC or Acquisition Sub of the transactions contemplated by this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements in accordance with their terms, will: (i) violate, conflict with or result in a breach of any provisions of the certificates of incorporation or bylaws of either PAHOC or Acquisition Sub, respectively; (ii) result in a breach or violation of, a default under, the triggering of any payment or other material obligation pursuant to or accelerate vesting under, any stock option plan of, or option issued by, PAHOC or any of its affiliates, or any grant or award under any of the foregoing; (iii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of PAHOC, or any PAHOC Subsidiary under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which PAHOC or any PAHOC Subsidiary is a party, or by which PAHOC or any PAHOC Subsidiary or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a PAHOC/Patriot Material Adverse Effect and would not prevent or delay the consummation of the transactions contemplated hereby or by the Ancillary Agreements; or (iv) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a PAHOC/Patriot Material Adverse Effect and would not prevent or delay the consummation of the transactions contemplated hereby or by the Ancillary Agreements.

      7.4 Proxy Statement.  On the date the Proxy Statement is mailed to WHG's
          ---------------
stockholders, none of the information supplied by or on behalf of PAHOC or Acquisition Sub for inclusion in the Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the stockholders' meeting or the solicitation of proxies therefore which has become false or misleading. Notwithstanding the foregoing, neither PAHOC nor Acquisition Sub makes any representation or warranty with respect to information supplied by WHG or any of its affiliates or representatives in writing for inclusion in the Proxy Statement.

      7.5 Issuance of PAHOC Stock.  The shares of PAHOC Stock that are to be
          -----------------------
issued to the stockholders of WHG pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

      7.6 SEC Documents.
          -------------

          (a) PAHOC has filed all required forms, reports and documents with the SEC since December 31, 1996 (collectively, the "PAHOC SEC Reports"), all of which were prepared in accordance with the applicable requirements of the Securities Laws. As of their respective dates, the PAHOC SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of PAHOC included in or incorporated by reference into the PAHOC SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of PAHOC and PAHOC Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of PAHOC included in or incorporated by reference into the PAHOC SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of PAHOC and PAHOC Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

      7.7 No Brokers.  As of the date hereof, neither PAHOC, any PAHOC
          ----------
Subsidiary nor Acquisition Sub has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity, WHG or Patriot to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      7.8 Taxes.  Except as would otherwise not have a PAHOC/Patriot Material
          -----
Adverse Effect, as of the date hereof:

          (a) PAHOC, Acquisition Sub and each of the PAHOC Subsidiaries has paid or caused to be paid all Taxes owed or accrued by it through the date hereof except for Taxes which are being contested in good faith and for which PAHOC or the PAHOC Subsidiaries, respectively, have adequate reserves on their financial statements.

          (b) PAHOC, Acquisition Sub and each of the PAHOC Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period.

          (c) Neither the IRS nor any other governmental authority is now asserting by written notice to PAHOC, Acquisition Sub or any PAHOC Subsidiary or, to the knowledge of PAHOC, Acquisition Sub or the PAHOC Subsidiaries, threatening to assert against PAHOC or Acquisition Sub any deficiency or claim for additional Taxes.

          (d) PAHOC, Acquisition Sub and each PAHOC Subsidiary has withheld and paid taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

     7.9 Litigation.
         ----------

     As of the date hereof, there are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which PAHOC, Acquisition Sub or any PAHOC Subsidiary is a party or by which any of its properties or assets are bound or, to the knowledge of PAHOC or Acquisition Sub, to which any of its directors, officers, employees or agents, in such capacities, is a party or by which any of their properties or assets are bound, and (ii) no actions, suits or proceedings pending against PAHOC or Acquisition Sub or any PAHOC Subsidiary or, to the knowledge, in such capacities, of PAHOC or Acquisition Sub, against any of their directors, officers, employees or agents or, to the knowledge of PAHOC or Acquisition Sub, threatened against PAHOC or Acquisition Sub or any PAHOC Subsidiary or against any of its directors, officers, employees or agents, in such capacities, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely, individually or in the aggregate, to have a PAHOC/Patriot Material Adverse Effect.

ARTICLE 8.    REPRESENTATIONS AND WARRANTIES OF PATRIOT

      Patriot represents and warrants to WHG, PAHOC and Acquisition Sub as follows:

      8.1 Existence; Good Standing; Authority; Compliance With Law.
          --------------------------------------------------------

          (a) Patriot is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Patriot is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a PAHOC/Patriot Material Adverse Effect.

          (b) Each Patriot Subsidiary is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a PAHOC/Patriot Material Adverse Effect.

          (c) Copies of the certificate of incorporation and by-laws (and in each case, all amendments thereto) of Patriot as they exist on the date hereof have been delivered or made available to WHG and its counsel. All such copies are true, correct and complete.

      8.2 Authorization, Validity and Effect of Agreements.  Patriot has the
          ------------------------------------------------
requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements to which it is a party. The Board of Directors of Patriot has unanimously approved this Agreement, the WHG/Patriot Subscription Agreement, the Merger, the Ancillary Agreements to which it is a party, and the other transactions contemplated by this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements. The execution by Patriot of this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement, the WHG/Patriot Subscription Agreement, and the Ancillary Agreements have been duly authorized by all requisite corporate action on the part of Patriot. This Agreement constitutes, and the WHG/Patriot Subscription Agreement and the Ancillary Agreements to which it has or will become a party (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Patriot, enforceable against Patriot in accordance with their respective terms.

      8.3 Consents and Approvals; No Violations. Neither the execution and
          -------------------------------------
delivery by Patriot of this Agreement, the WHG/Patriot Subscription Agreement or the Ancillary Agreements to which it is a party nor the consummation by Patriot of the transactions contemplated by this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements in accordance with their terms, will:
(i) conflict with or result in a breach of any provisions of Patriot's certificate of incorporation or Patriot's bylaws; (ii) result in a breach or violation of, a default under, the triggering of any payment or other material obligation pursuant to, or accelerate vesting under, any stock option plan of, or option issued by, Patriot or any of its affiliates, or any grant or award under any of the foregoing; (iii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Patriot, or any of the Patriot Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Patriot or any of the Patriot Subsidiaries is a party, or by which Patriot or any of the Patriot Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a PAHOC/Patriot Material Adverse Effect and would not prevent or delay the consummation of the transactions contemplated hereby or by the WHG/Patriot Subscription Agreement or the Ancillary Agreements; or (iv) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a PAHOC/Patriot Material Adverse Effect and would not prevent or delay the consummation of the transactions contemplated hereby or by the Ancillary Agreements.

      8.4 Proxy Statement.  On the date the Proxy Statement is mailed to WHG's
          ---------------
stockholders, none of the information supplied by or on behalf of Patriot for inclusion in the Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders' Meeting or the solicitation of proxies therefore which has become false or misleading. Notwithstanding the foregoing, Patriot does not make any representation or warranty with respect to information supplied by WHG or any of its affiliates or representatives in writing for inclusion in the Proxy Statement.

      8.5 Issuance of Patriot Stock.  The shares of Patriot Stock that are to be
          -------------------------
issued to the stockholders of WHG pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

      8.6 SEC Documents.
          -------------

          (a) Patriot American Hospitality Company, a Virginia corporation, and Patriot have filed all required forms, reports and documents with the SEC since December 31, 1996 (collectively, the "Patriot SEC Reports") all of which were prepared in accordance with the applicable requirements of the Securities Laws. As of their respective dates, the Patriot SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Patriot included in or incorporated by reference into the Patriot SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Patriot and Patriot Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Patriot included in or incorporated by reference into the Patriot SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Patriot and Patriot Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

      8.7 No Brokers.  As of the date hereof, Patriot has not entered into any
          ----------
contract, arrangement or understanding with any person or firm which may result in the obligation of Patriot, WHG, PAHOC or Acquisition Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      8.8 Taxes.  Except as would otherwise not have a PAHOC/Patriot Material
          -----
Adverse Effect, as of the date hereof:

          (a) Patriot and each of the Patriot Subsidiaries has paid or caused to be paid all Taxes owed or accrued by it through the date hereof except for Taxes which are being contested in good faith and for which Patriot or the Patriot Subsidiaries, respectively, have adequate reserves on their financial statements.

            (b) Patriot and each of the Patriot Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period.

            (c) Neither the IRS nor any other governmental authority is now asserting by written notice to Patriot or any Patriot Subsidiary or, to the knowledge of Patriot or the Patriot Subsidiaries, threatening to assert against Patriot any deficiency or claim for additional Taxes.

            (d) Patriot and each Patriot Subsidiary has withheld and paid taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

            (e) Patriot is qualified as a REIT within the meaning of Sections 856-860 of the Code including, without limitation, the requirements of Sections 856 and 857 of the Code, for all applicable tax years to which Patriot's federal income tax returns are subject to audit and Patriot is subject to assessment for taxes reportable therein.

        8.9 Litigation.
            ----------

        As of the date hereof, there are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Patriot or any Patriot Subsidiary is a party or by which any of its properties or assets are bound or, to the knowledge of Patriot, to which any of its directors, officers, employees or agents, in such capacities, is a party or by which any of their properties or assets are bound, and (ii) no actions, suits or proceedings pending against Patriot or any Patriot Subsidiary or, to the knowledge or Patriot, against any of its directors, officers, employees or agents, in such capacities, or, to the knowledge of Patriot, threatened against Patriot or any Patriot Subsidiary or against any of its directors, officers, employees or agents, in such capacities, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely, individually or in the aggregate, to have a PAHOC/Patriot Material Adverse Effect.


 ARTICLE 9. COVENANTS

        9.1 Acquisition Proposals.
            ---------------------

            (a) WHG represents and warrants that it has terminated any discussions or negotiations relating to, or that may reasonably be expected to lead to, any Acquisition Proposal (as defined below). From and after the date hereof until the termination of this Agreement, WHG shall not, nor shall it permit any Wholly Owned Subsidiary to, nor shall it authorize or permit any officer, director, employee, agent, advisor or representative of WHG or any Wholly Owned Subsidiary or any person designated by WHG or any Wholly Owned

Subsidiary to serve as a director or member of a venturers' committee of any Partially-Owned Subsidiary to, directly or indirectly (i) solicit, initiate or encourage the submission of, any inquiries, proposals or offers from any person relating to an Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) enter into, engage in, or participate or continue in, any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (provided, however, that for purposes of this Section 9.1(a), WHGI shall be considered a Partially-Owned Subsidiary and not a Wholly Owned Subsidiary). Notwithstanding anything to the contrary in this Agreement, WHG may (A) furnish information to, or participate in discussions or negotiations with, any person or entity that makes or expresses a bona fide intention to make an unsolicited proposal to acquire WHG and/or any WHG Subsidiary pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction if the Board of Directors of WHG determines, based on the written advice of its outside legal counsel (the "WHG Legal Counsel"), that such action is necessary in order to comply with the directors' fiduciary duties to the stockholders of WHG under applicable law; provided, however, that prior to WHG's furnishing such information or participating in such discussions or negotiations, such person or entity shall have executed a confidentiality and standstill agreement with WHG having terms substantially similar to those contained in those certain letter agreements, dated August 1, 1997 between (i) PAHOC and WHG (the "PAHOC/WHG Confidentiality Agreements") and (ii) Patriot and WHG (the "Patriot/WHG Confidentiality Agreements") (collectively, the "Confidentiality Agreements"), relating to the provision of Evaluation Material (as defined in the Confidentiality Agreements) by WHG to PAHOC and Patriot, respectively, and (B) comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal.

          (b) As used herein, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving WHG, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of WHG or WHG Subsidiaries representing 15% or more of the consolidated assets of WHG and WHG Subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction other than upon conversion of the WHG Preferred Stock) securities (or options, rights or warrants to purchase, or securities convertible into, such securities other than pursuant to the Rights Agreement) representing 15% or more of the votes attached to the outstanding securities of WHG, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of WHG Common Stock or WHG Preferred Stock, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to WHG or any WHG Subsidiary, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby.

          (c) WHG promptly shall advise PAHOC and Patriot orally and in writing of any Acquisition Proposal, made after the date hereof including the terms thereof and any changes thereto and any termination thereof, or any inquiry regarding any Acquisition Proposal and the identity of the person making such Acquisition Proposal or inquiry.

      9.2 Conduct of Businesses.
          ---------------------

          (a) Conduct by WHG.  Prior to the Effective Time, unless either PAHOC
              --------------
or Patriot has consented in writing thereto or unless otherwise specifically permitted by this Agreement, WHG:

              (i) shall use its reasonable best efforts, and shall cause each WHG Subsidiary to use its reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers (other than officers designated by the minority owners of the Partially-Owned Subsidiaries) and material employees;

              (ii) shall confer on a regular basis with one or more representatives of PAHOC, Acquisition Sub and Patriot to report on material operational matters and any proposals to engage in material transactions;

              (iii) shall promptly notify PAHOC, Acquisition Sub and Patriot of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties (including properties under management by WHG or any WHG Subsidiary), any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

              (iv) shall promptly deliver to PAHOC, Acquisition Sub and Patriot true and correct copies of any report, statement or schedule filed by or with respect to it with the SEC subsequent to the date of this Agreement;

              (v) shall, and shall cause each WHG Subsidiary to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to clauses
     (vi)-(xiv) below;

              (vi) shall not, and shall cause each Wholly Owned Subsidiary not to, and shall not authorize or give any Partially Owned Subsidiary consent to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property or interests therein, incur or guarantee additional indebtedness, encumber assets or commence or guarantee construction of, or enter into any agreement or commitment to develop or construct or guarantee, other real estate projects;

               (vii) shall not amend the WHG Certificate or the WHG Bylaws, and shall cause each WHG Subsidiary not to amend its charter, bylaws, joint venture documents, partnership agreements or equivalent documents;

               (viii) shall not (A) issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, except pursuant to the Existing WHG Options or upon the conversion of any shares of WHG Preferred Stock, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (C) increase any compensation, other than in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of its present or future officers or directors, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any WHG Benefit Plans in any material respect, except for changes which are not more favorable to participants in such plans or are otherwise required to comply with applicable law;

               (ix) shall not (A) declare, set aside or pay any dividend (except as required by the terms of the WHG Preferred Stock) or make any other distribution or payment with respect to any shares of its capital stock, or (B) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any Partially Owned Subsidiary, or make any commitment for any such action;

               (x) shall not, shall cause all Wholly-Owned Subsidiaries not to, and shall not authorize or give any WHG Subsidiary consent to, sell, lease or otherwise dispose of, or agree to the sale, lease or other disposition of (A) any WHG Properties or any portion thereof or any of the capital stock of or partnership or other interests owned by WHG or any Wholly Owned Subsidiary in any WHG Subsidiary or (B) except in the ordinary course of business, any of its or their other assets which are material, individually or in the aggregate;

               (xi) shall not, and shall not authorize or give any WHG Subsidiary consent to, make any loans, advances or capital contributions to, or investments in, any other person (except WHG or a Wholly Owned Subsidiary);

               (xiii) shall not, and shall not permit any WHG Subsidiary to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of WHG included in the WHG SEC Reports or incurred in the ordinary course of business consistent with past practice or pursuant to Commitments set forth in Section 6.20 of the WHG Disclosure Letter or entered into in accordance with this Agreement or the settlement of claims and litigation in the ordinary course of business in an amount in excess of $50,000;

               (xiii) shall not, shall cause all Wholly-Owned Subsidiaries not to, and shall not authorize or give any WHG Subsidiary consent to, enter into any Commitment not provided for in the capital expenditure budgets previously delivered to PAHOC which may result in total payments or liability by it in excess of $50,000 per year (provided, however, that nothing contained in this clause (xiii) shall permit WHG or any WHG Subsidiary to take any action prohibited by the other provisions of this
     Section 9.2), other than Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the transactions contemplated by this Agreement or, if and to the extent consistent with this Agreement, any Acquisition Proposal;

               (xiv) shall not, shall cause all Wholly-Owned Subsidiaries not to, and shall not authorize or give any WHG Subsidiary consent to, enter into any material Commitment with any officer, director, consultant or affiliate of WHG or any WHG Subsidiary; and

               (xv) shall not amend or, without the written consent of PAHOC and Patriot, waive any rights under, extend any time periods set forth in or delay the effectiveness of the Rights Agreement; provided, however, that if WHG makes a written request for the consent of PAHOC and Patriot to any such waiver, extension or delay and either PAHOC or Patriot does not so consent, then WHG shall have the right to issue securities pursuant to the Rights Agreement.

Any request for consent under this Section 9.2 shall be directed to Mr. William Evans at the address set forth for PAHOC in Section 12.2 hereof, with copies to Stephen W. Carr, P.C. at the address set forth for Goodwin, Procter & Hoar LLP set forth in Section 12.2 hereof.

      9.3 Meeting of WHG Stockholders.  Promptly following execution of this
          ---------------------------
Agreement, WHG will take all action necessary in accordance with applicable law and the WHG Certificate and the WHG Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The proxy statement of WHG related to its stockholders' meeting shall contain the recommendation of the Board of Directors of WHG that its stockholders approve this Agreement and the consummation of the transactions contemplated hereby. WHG, subject to and in accordance with applicable law, shall use its reasonable best efforts to obtain such approval, including without limitation, by timely mailing the Proxy Statement (as defined in Section 9.7 hereof) contained in the Form S-4 (as defined in Section 9.7 hereof) to its stockholders.

      9.4 Estoppel Certificates.  At the request of PAHOC, WHG will, prior to
          ---------------------
the Closing, seek to obtain estoppel certificates in the form requested by PAHOC from one or both of the landlords of the real estate leased by WHG Subsidiaries; provided, however, that the failure to obtain any such estoppel certificate shall not be deemed a failure to satisfy any condition of Closing.

      9.5 Filings; Other Action.  Subject to the terms and conditions herein
          ---------------------
provided, WHG, Patriot, PAHOC and Acquisition Sub shall: (a) to the extent required, promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, the Commonwealth of Puerto Rico and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, the WHG/Patriot Subscription Agreement and the other Ancillary Agreements and consummation of the transactions contemplated by such agreements and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger and the transactions contemplated hereby and by the Ancillary Agreements in form and substance reasonably satisfactory to each of WHG, PAHOC, Acquisition Sub and Patriot; and (d) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement, the WHG/Patriot Subscription Agreement and the other Ancillary Agreements. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, WHG/Patriot Subscription Agreement or the other Ancillary Agreements, the proper officers and directors of PAHOC, Acquisition Sub, Patriot and WHG shall take all such necessary action.

      9.6 Access to Information.
          ---------------------

          (a) Upon reasonable notice to the other, PAHOC, Acquisition Sub, Patriot and WHG shall (and shall cause their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the others, reasonable access, during normal business hours during the period from the date hereof to the Effective Time, to all its properties, books, contracts, Commitments and records and permit such persons to make such inspections as they may reasonably require, and during such period, PAHOC, Acquisition Sub, Patriot and WHG shall (and cause their respective subsidiaries to) furnish promptly to the others all information concerning its business, properties, personnel and accountants as the others may reasonably request. Prior to providing access to any of its properties to any representatives of PAHOC, Acquisition Sub or Patriot seeking access to its properties for environmental testing or other similar activities, WHG shall have received evidence of insurance or other form of indemnity for the benefit of WHG in form reasonably satisfactory to

WHG with respect to any damage to any of WHG's or any WHG Subsidiary's properties or assets which may be caused by such persons.

          (b) All such information shall be deemed "Evaluation Material" as such term is defined in the Confidentiality Agreements, except as otherwise provided in such Confidentiality Agreements.

      9.7 Publicity.  PAHOC, Acquisition Sub, Patriot and WHG shall consult with
          ---------
each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Ancillary Agreements, the WHG/Patriot Subscription Agreement or any transaction contemplated hereby and thereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that a party may, without the
                              --------  -------
prior consent of the other parties, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange if it has used its reasonable best efforts to consult with the other parties and to obtain such parties' consent but has been unable to do so in a timely manner.

      9.8 Proxy Statement; Registration Statement.  PAHOC, Acquisition Sub,
          ---------------------------------------
Patriot and WHG shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, a proxy statement/prospectus and form of proxies (such proxy statement/prospectus and form of proxy, together with any amendments to supplements thereto, the "Proxy Statement") relating to the stockholder meeting of WHG and the vote of the stockholders of WHG with respect to this Agreement, and promptly after clearance by the SEC of the Proxy Statement, PAHOC, Acquisition Sub and Patriot shall prepare and thereafter file with the SEC under the Securities Act a registration statement on Form S-4 (such registration statement, together with any amendments or supplements thereto, the "Form S-4"), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Paired Shares to be distributed to the stockholders of WHG in the Merger (being referred to herein collectively as the "Registered Securities"). PAHOC, Acquisition Sub, Patriot and WHG will cause the Proxy Statement or the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of PAHOC, Acquisition Sub and Patriot, on the one hand, and WHG, on the other hand, shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Proxy Statement and the Form S-4.
Each of PAHOC, Acquisition Sub and Patriot shall use its reasonable best efforts, and WHG will cooperate with them, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of PAHOC, Acquisition Sub, WHG, and Patriot agrees promptly to correct any information provided by it for use in the Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Proxy Statement and, in the case of PAHOC, Acquisition Sub and Patriot, the Form S-4, and to cause, in the case of WHG, the Proxy Statement and, in the case of PAHOC, Acquisition Sub and Patriot, the Form S-4, as so amended or supplemented to be filed with the SEC and to be disseminated to WHG's stockholders, in each case as and to the extent required by applicable federal, Puerto Rico and state securities laws and the DGCL. Each of PAHOC, Acquisition Sub, WHG, and Patriot agrees that the information provided by it for inclusion in the Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of PAHOC, Acquisition Sub, Patriot and WHG will advise the other parties, and deliver copies (if any) to them, promptly after receipt thereof, of (i) any request by or correspondence or communication from the SEC with respect to the Proxy Statement or the Form S-4, (ii) any responses thereto and (iii) notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, and the suspension of the qualification of the Registered Securities for offering or sale in any jurisdiction.

     9.9  Listing Application.   PAHOC, Acquisition Sub, Patriot and WHG shall
          -------------------
cooperate and promptly prepare and submit to the NYSE all reports, applications and other documents that may be necessary or desirable to enable all of the Paired Shares that will be outstanding or will be reserved for issuance at the Effective Time to be listed for trading on the NYSE. PAHOC, Acquisition Sub, Patriot and WHG shall furnish all information about itself and its business and operation and all necessary financial information to the other as the other may reasonably request in connection with the such NYSE listing process. PAHOC, Acquisition Sub, Patriot and WHG agree promptly to correct any information provided by it for use in the NYSE listing process if and to the extent that such information shall have become false or misleading in any material respect. PAHOC, Acquisition Sub, Patriot and WHG will advise and deliver copies (if any) to the other parties, promptly after it receives notice thereof, of any request by the NYSE for amendment of any submitted materials or comments thereon and responses thereto or requests by the NYSE for additional information.

     9.10 Further Action.  Each party hereto shall, subject to the fulfillment
          --------------
at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger and the transactions contemplated by this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements. In connection with the Closing, WHG and each WHG Subsidiary shall use its reasonable best efforts to deliver to PAHOC, Acquisition Sub and Patriot such deeds, bills of sale, assignments, certificates, affidavits, indemnities and other agreements and documents as are reasonably required to effectuate consummation of the transactions described herein.

     9.11 Affiliates of WHG.
          -----------------

          (a) At least 30 days prior to the Closing Date, WHG shall deliver to PAHOC, Acquisition Sub and Patriot a list of names and addresses of those persons who were, in WHG's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of WHG within the meaning of Rule 145. WHG shall provide PAHOC, Acquisition Sub and Patriot such information and documents as PAHOC, Acquisition Sub or Patriot shall reasonably request for purposes of reviewing such list.
WHG shall use its reasonable best efforts to deliver or cause to be delivered to PAHOC, Acquisition Sub and Patriot, prior to the Closing Date, from each of the Affiliates of WHG identified in the foregoing list, an affiliate letter in the form attached hereto as Exhibit A. PAHOC, Acquisition Sub and Patriot shall be
                        -------
entitled to place legends as specified in such affiliate letters on the certificates evidencing any Paired Shares to be received by such Affiliates pursuant to the terms of this Agreement (provided, however, that such legends shall only be inscribed on such certificates to the extent required by, or to insure compliance with, law and after PAHOC, Acquisition Sub and Patriot shall have received a written advice of its counsel to that effect), and to issue appropriate stop transfer instructions to the transfer agent for the Paired Shares, consistent with the terms of such affiliate letters.

          (b) PAHOC, Acquisition Sub and Patriot shall each file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and shall take such further action as any Affiliate of WHG may reasonably request, all to the extent required from time to time to enable such Affiliate to sell Paired Shares received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) or (ii) any successor rule or regulation hereafter adopted by the SEC.

     9.12 Expenses.  Subject to the provisions of Section 11.3, all costs and
          --------
expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that (a) the filing fees in connection with the filing of the Proxy Statement and the Form S-4 with the SEC, (b) the filing fee in connection with the listing of the Paired Shares on the NYSE, if any, (c) the expenses incurred for printing the Form S-4 and the Proxy Statement, (d) the filing fee in connection with the filing(s), if any, under the HSR Act, and (e) the expenses incurred, if any, in connection with Section 9.15, shall be shared equally by WHG, on the one hand, and PAHOC, Acquisition Sub and Patriot, on the other hand, and except that nothing contained herein shall limit or otherwise affect any provision of the Voting Agreement or the Stock Option Agreement. Subject to the provisions of Section 11.3, all costs and expenses for professional services rendered in connection with the transactions contemplated by this Agreement and the Ancillary Agreements including, but not limited to, investment banking and legal services, will be paid by each party incurring such costs and expenses. Notwithstanding the foregoing, PAHOC, Acquisition Sub and Patriot shall be solely responsible for incremental costs of all parties incurred after the mailing of the Proxy Statement in order to amend or supplement the Proxy Statement and Form S-4 if such amendment or supplement is necessitated solely by reason of a material transaction with any of

PAHOC, Acquisition Sub or Patriot or their affiliates (other than any such transaction involving WHG, any of the WHG Subsidiaries or any of the WHG Properties).

     9.13 Indemnification.
          ---------------

          (a) PAHOC, Acquisition Sub and Patriot agree that all rights to indemnification existing in favor, and all limitations on the personal liability, of a director or officer of WHG or any WHG Subsidiary (any such person or entity, an "Indemnified Party") provided for in the WHG Certificate or the WHG Bylaws or the charter or bylaws or similar organizational documents of any of the WHG Subsidiaries, if and to the extent applicable, or pursuant to the indemnification agreements set forth on Section 6.18 of the WHG Disclosure Letter, as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall, subject to the terms thereof, (i) survive the Merger and (ii) continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to
                                       --------  -------
indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the disposition of such Claim. At or prior to the Effective Time, PAHOC shall purchase or keep in effect directors' and officers' liability insurance coverage for WHG's directors and officers in a form reasonably acceptable to WHG which shall provide such directors and officers with so-called tail or other coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not substantially less favorable to the insured persons than, the directors' and officers' liability insurance coverage presently maintained by WHG.

          (b) This Section 9.13 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties (as contemplated by Section 12.3) and shall be binding on all successors and assigns of PAHOC and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 9.13. The provisions for indemnification contained in this Section 9.13 are not intended to be exclusive and are without prejudice to any other rights to indemnification or advancement of funds which any Indemnified Party may otherwise have.

          (c) In the event PAHOC, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of PAHOC or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 9.12.

     9.14 Stop Transfer.  WHG acknowledges and agrees to be bound by and comply
          -------------
with the provisions of the Voting Agreement as if a party thereto with respect to transfers of record ownership of shares of WHG Common Stock and WHG Preferred Stock, and agrees to notify the transfer agent of the provisions of the Voting Agreement and to request that the transfer agent place a stop transfer order on the shares that are subject to the provisions of such agreement.

     9.15 WHG's Accumulated and Current Earnings and Profits.  At the request of
          --------------------------------------------------
PAHOC or Patriot, at the Closing WHG shall deliver to PAHOC, Acquisition Sub and Patriot (A) a statement of accumulated and current E&P of WHG (as determined for federal income tax purposes) as of a date not more than 30 days prior to the Closing Date, together with evidence of such accumulated and current E&P of WHG (as determined for federal income tax purposes) from Ernst & Young LLP in a form reasonably satisfactory to PAHOC, Acquisition Sub and Patriot, and (B) a statement of estimated accumulated and current E&P of WHG (as determined for federal income tax purposes) as of the Closing Date; provided, however, that any failure to comply with the obligations in this sentence shall not be deemed a failure to satisfy any condition of Closing. WHG further agrees that at the request of PAHOC or Patriot, prior to the Closing Date, it shall cause Ernst & Young LLP or another accounting firm acceptable to PAHOC and Patriot to agree
(i) to deliver to PAHOC and Patriot, within 45 days after the Closing Date, a statement of accumulated and current E&P of WHG (as determined for federal income tax purposes) at the Effective Time and (ii) that PAHOC, Acquisition Sub and Patriot shall be entitled to rely on such statement for purposes of preparing and filing its federal, state, local and foreign tax returns required to be filed by it, determining the amount of dividends to be paid to stockholders and paying any Taxes owed by it.


 ARTICLE 10.   CONDITIONS

     10.1 Conditions to Each Party's Obligation to Effect the Merger.  The
          ----------------------------------------------------------
respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

          (a) Stockholder Approvals.  This Agreement shall have been approved by
              ---------------------
the requisite vote of the stockholders of WHG.

          (b) HSR Act.  The waiting period applicable to consummation of the
              -------
Merger under the HSR Act, if applicable, shall have expired or been terminated.

          (c) No Injunctions or Restraints.  Neither of the parties hereto shall
              ----------------------------
be subject to any order, ruling or injunction of a court of competent jurisdiction which prohibits consummation of the transactions contemplated by this Agreement, the WHG/Patriot Subscription Agreement or the Ancillary Agreements. In the event any such order, ruling or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order, ruling or injunction lifted, stayed or reversed.

          (d) Form S-4.  The Form S-4 shall have been declared effective by the
              --------
SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of PAHOC, Acquisition Sub, Patriot or WHG, threatened by the SEC.

          (e) Listing.  PAHOC and Patriot shall have obtained the approval for
              -------
the listing of the Paired Shares issuable in the Merger on the NYSE, subject to official notice of issuance.

     10.2 Conditions to Obligations of WHG to Effect the Merger.  The obligation
          -----------------------------------------------------
of WHG to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by WHG:

          (a) Representations and Warranties.  Each of the representations and
              ------------------------------
warranties of PAHOC, Acquisition Sub and Patriot contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as though made on and as of the Closing Date except for any representations and warranties made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date.

          (b) Performance of Obligations.  PAHOC, Acquisition Sub and Patriot
              --------------------------
shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the WHG/Patriot Subscription Agreement to be performed or complied with by PAHOC, Acquisition Sub or Patriot, at or prior to the Closing.

          (c) Certificate from Officers.  Each of PAHOC, Acquisition Sub and
              -------------------------
Patriot shall have delivered to WHG a certificate of its respective President or Chief Financial Officer dated the Closing Date to the effect that the statements set forth in paragraphs (a) and (b) above with respect to PAHOC, Acquisition Sub or Patriot, as the case may be, in this Section 10.2 are true and correct.

          (d) Consents, Approvals, etc.  All consents, authorizations, orders
              ------------------------
and approvals of (or filings or registrations with) any governmental commissions, boards, other regulatory bodies or third parties, lenders, joint venturers and partners required to be made or obtained by PAHOC, Acquisition Sub and Patriot and their respective subsidiaries and affiliated entities (or in the case of WHG and the WHG Subsidiaries and their respective subsidiaries and affiliated entities with respect to any changes in the applicable law or regulations after the date hereof) in connection with the execution, delivery and performance of this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements shall have been obtained or made other than such consents, authorizations, orders or approvals which if not obtained or made would not, individually or in the aggregate, have a PAHOC/Patriot Material Adverse Effect.

     10.3 Conditions to Obligation of PAHOC, Acquisition Sub  and Patriot to
          ------------------------------------------------------------------
Effect the Merger.  The obligations of PAHOC, Acquisition Sub and Patriot to
-----------------
effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by PAHOC, Acquisition Subsidiary and Patriot:

          (a) Representations and Warranties.  Each of the representations and
              ------------------------------
warranties of WHG contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as though made on and as of the Closing Date except for any representations and warranties made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date.

          (b) Performance of Obligations.  WHG shall have performed or complied
              --------------------------
in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by WHG, at or prior to the Closing.

          (c) Absence of Changes.  From the date of this Agreement through the
              ------------------
Closing Date, there shall not have occurred any changes concerning WHG or any WHG Subsidiary that, when combined with all other changes, have had or would have a WHG Material Adverse Effect.

          (d) Certificate from Officers.  WHG shall have delivered to PAHOC,
              -------------------------
Acquisition Sub and Patriot a certificate of the Chairman of the Board, the President and the Chief Financial Officer of WHG dated the Closing Date to the effect that the statements set forth in paragraphs (a), (b) and (c) above in this Section 10.3 are true and correct.

          (e) Consents, Approvals, Etc.  All consents, authorizations, orders
              ------------------------
and approvals of (or filings or registrations with) any governmental commissions, boards, other regulatory bodies or third parties, lenders, joint venturers and partners required to be made or obtained by WHG, WHG Subsidiaries or their respective subsidiaries and affiliated entities (or in the case of PAHOC, Acquisition Sub and Patriot and their respective subsidiaries and affiliated entities with respect to any changes in the applicable law or regulations after the date hereof) in connection with (i) the execution, delivery and performance of this Agreement, the WHG/Patriot Subscription Agreement and the Ancillary Agreements and (ii) the distribution on April 21, 1997 by WMS of all of its outstanding shares of common stock to WMS stockholders resulting in WHG becoming an independent public company, shall have been obtained or made other than such consents, authorizations, orders or approvals which if not obtained or made would not, individually or in the aggregate, have a WHG Material Adverse Effect. For purposes of this Section 10.3(e), the failure to obtain such consents, authorizations, orders and approvals, filings or registrations with respect to the items specifically listed on Section 10.3(e) of the WHG Disclosure Letter will not be deemed a WHG Material Adverse Effect.

          (f) Event of Bankruptcy.  From the date of this Agreement through the
              -------------------
Closing Date, no bankruptcy, insolvency, receivership, rearrangement, foreclosure or similar action or proceeding, whether voluntary or involuntary, relating to WHG, any WHG Subsidiary or any WHG Property has (by the giving of any notice required as a precondition to any such action or proceeding or otherwise) commenced or is pending.


 ARTICLE 11.   TERMINATION; AMENDMENT; WAIVER

     11.1 Termination.  This Agreement may be terminated and abandoned at any
          -----------
time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of WHG:

          (a) by mutual written consent of PAHOC, Acquisition Sub, Patriot and WHG;

          (b) by PAHOC, Acquisition Sub, Patriot or WHG, if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued a final order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate shall have used its best efforts to appeal such order, decree, ruling or other action;

          (c) by PAHOC, Acquisition Sub, Patriot or WHG, if the Merger shall not have been consummated on or before March 31, 1998 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective
Time);

          (d) by PAHOC, Acquisition Sub or Patriot, if WHG shall have (i) withdrawn, modified or amended in any respect adverse to PAHOC, Acquisition Sub or Patriot its approval or recommendation of this Agreement or any of the transactions contemplated herein, (ii) failed to include such recommendation in the Proxy Statement, (iii) recommended any Acquisition Proposal from a person other than PAHOC, Acquisition Sub or Patriot, (iv) publicly expressed no opinion and remained neutral toward any Acquisition Proposal, or (v) resolved or agreed to do any of the foregoing, provided that in any such case, WHG shall pay PAHOC the Section 11.3(a)(i) Amount (as hereinafter defined) in accordance with
Section 11.3(a)(i);

          (e) by WHG, if, notwithstanding the provisions of Section 9.1, the Board of Directors of WHG determines in good faith, based on and consistent with the written advice of WHG Legal Counsel, that such action is necessary in order for the Board of Directors of WHG to comply with the directors' fiduciary duties to stockholders under applicable law and the Board of Directors of WHG authorizes or desires to authorize WHG to execute an agreement (a "Superior Proposal Agreement") providing for a Superior Proposal (as hereinafter defined), provided that WHG has, immediately prior to the termination of this Agreement and/or the execution of such Superior Proposal Agreement, paid the Section 11.3(a)(i) Amount in accordance with Section 11.3(a)(i). For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal, the terms of which the Board of Directors of WHG determines in its good faith judgment, after being advised by its financial advisor of national standing that such Acquisition Proposal is more favorable from a financial point of view to WHG's stockholders than the Merger, are more favorable to WHG's stockholders than the Merger;

          (f) by WHG, if (A) PAHOC, Acquisition Sub or Patriot has failed to perform in any material respect any of its obligations required to be performed by it under this Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of this Agreement by WHG, or (B) Patriot has failed to perform in any material respect any of its obligations required to be performed by it under the WHG/Patriot Subscription Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of the WHG/Patriot Subscription Agreement by WHG;

          (g) by either PAHOC, Acquisition Sub or Patriot, if (A) WHG shall have failed to perform in any material respect any of its obligations required to be performed by it under this Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of this Agreement by PAHOC, Acquisition Sub or Patriot, or
(B) if WHG has failed to perform in any material respect any of its obligations required to be performed by it under the WHG/Patriot Subscription Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of the WHG/Patriot Subscription Agreement by Patriot;

          (h) by WHG pursuant to 5.2(a)(iii);

          (i) by either PAHOC, Acquisition Sub, or Patriot if the Merger does not receive the authorization of the Executive Director of the Puerto Rico Tourism Company ("Tourism") regarding the Grants if such authorization is required by law; or

          (j) by either PAHOC, Acquisition Sub or Patriot, if any bankruptcy, insolvency, receivership, rearrangement, foreclosure or similar action or proceeding, whether voluntary or involuntary, relating to WHG, any WHG Subsidiary or any WHG Property has (by the giving of any notice required as a precondition to any such action or proceeding or otherwise) commenced or is pending.

     11.2 Effect of Termination.  In the event of termination of this Agreement
          ---------------------
by either WHG, PAHOC, Acquisition Sub or Patriot as provided in Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of PAHOC, Acquisition Sub, Patriot or WHG, other than the provisions of Section 9.6(b), this

Section 11.2, Sections 9.12, 11.3 and 12.4 and the last sentence of Section
12.3. Nothing contained in this Section 11.2 shall relieve any party for any willful breach of the representations, warranties, covenants or agreements set forth in this Agreement, the WHG/Patriot Subscription Agreement or any Ancillary Agreements.

     11.3      Termination Fees and Expenses. As a condition to the willingness
               -----------------------------
of PAHOC, Acquisition Sub and Patriot to enter into this Agreement and to compensate PAHOC, Acquisition Sub and Patriot for entering into this Agreement and the Ancillary Agreements, taking action to consummate the transactions hereunder and thereunder and incurring the costs and expense related thereto, PAHOC, Acquisition Sub, Patriot and WHG agree that in the event (i) WHG terminates this Agreement pursuant to Section 11.1(e), or PAHOC, Acquisition Sub or Patriot terminates this Agreement pursuant to Section 11.1(d), WHG shall immediately pay PAHOC an amount in cash (payable by wire transfer of immediately available funds to an account designated by PAHOC) equal to $5,000,000 (the "Section 11.3(a)(i) Amount") or (ii) PAHOC, Acquisition Sub or Patriot terminates this Agreement pursuant to Section 11.1(j), WHG shall immediately pay PAHOC an amount in cash (payable by wire transfer of immediately available funds to an account designated by PAHOC) equal to PAHOC's, Acquisition Sub's and Patriot's actual out-of-pocket expenses incurred in connection with the negotiation and preparation of this Agreement, the WHG/Patriot Subscription Agreement, and the Ancillary Agreements and the transactions, consents and filings contemplated hereby and thereby, including, but not limited to, all attorneys' and accountants' fees and expenses, filing fees, printing expenses, and expenses incurred in connection with the Proxy Statement.

     11.4      Extension; Waiver.  At any time prior to the Effective Time, the
               -----------------
parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the first sentence of
Section 12.5, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


 ARTICLE 12.   GENERAL PROVISIONS

     12.1      Nonsurvival of Representations, Warranties and Agreements.  All
               ---------------------------------------------------------
representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger, provided, however, that the agreements contained in Article 5, the last sentence
--------  -------
of Section 9.4, and Sections 9.10 and 9.12 and this Article 12 shall survive the Merger.

     12.2      Notices.  Any notice required to be given hereunder shall be in
               -------
writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

     If to PAHOC or Acquisition Sub:
     ------------------------------

          Patriot American Hospitality Operating Company
          Tri-West Plaza
          3030 LBJ Freeway, Suite 1500
          Dallas, TX  75234
          Attention: Paul A. Nussbaum

        With copies to:

           Goodwin, Procter & Hoar  LLP
           Exchange Place
           Boston, MA  02109
           Attn:  Gilbert G. Menna, P.C. and
                  Stephen W. Carr, P.C.

     If to Patriot:
     -------------

           Patriot American Hospitality, Inc.
           Tri-West Plaza
           3030 LBJ Freeway
           Suite 1500
           Dallas, TX  75234
           Attn:  Paul A. Nussbaum

        With copies to:

           Goodwin, Procter & Hoar  LLP
           Exchange Place
           Boston, MA  02109
           Attn:  Gilbert G. Menna, P.C. and
                  Stephen W. Carr, P.C.

     If to WHG:
     ---------

           WHG Resorts & Casinos Inc.
           6063 East Isla Verde Avenue
           Carolina, Puerto Rico 00979
           Attn: Louis J. Nicastro

        With copies to:

           Shack & Siegel, P.C.
           530 Fifth Avenue
           New York, New York 10036
           Attn: Jeffrey N. Siegel

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

     12.3 Assignment; Binding Effect; Benefit.  Neither this Agreement nor any
          -----------------------------------
of the rights, interests or obligations hereunder shall be assigned prior to the Closing by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 5 and Sections 9.10 and 9.12 (including for the benefit of the Indemnified Parties), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.4 Entire Agreement.  This Agreement, the Ancillary Agreements, the
          ----------------
Exhibits, the WHG Disclosure Letter, the PAHOC Disclosure Letter and the Patriot Disclosure Letter and any documents expressly identified in this Agreement as having been delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto except that the Confidentiality Agreements shall remain in effect and shall be binding upon the parties hereto and thereto in accordance with their respective terms; provided, however, to the extent, any of the terms of the Confidentiality Agreements are inconsistent with this Agreement or any of the Ancillary Agreements, this Agreement and such Ancillary Agreements shall be controlling. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     12.5 Amendment.  This Agreement may be amended by the parties hereto, by
          ---------
action taken by their respective boards of directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of WHG, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     12.6 Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. WHG, Acquisition Sub, Patriot and PAHOC hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

    12.7  Counterparts.  This Agreement may be executed by the parties hereto in
          ------------
separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

    12.8  Headings.  Headings of the Articles and Sections of this Agreement are
          --------
for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

    12.9  Interpretation.  In this Agreement, unless the context otherwise
          --------------
requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

    12.10 Waivers.  Except as provided in this Agreement, no action taken
          -------
pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    12.11 Incorporation.  The WHG Disclosure Letter, the PAHOC Disclosure Letter
          -------------
and the Patriot Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    12.12 Severability.  Any term or provision of this Agreement which is
          ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    12.13 Enforcement of Agreement.  The parties hereto agree that irreparable
          ------------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.

    12.14 Certain Definitions.
          -------------------

          (a) As used in this Agreement, the term "PAHOC Subsidiary" or "PAHOC Subsidiaries" when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or a majority of the economic interest in such entity including, but not limited to, Acquisition Sub.

          (b) As used in this Agreement, the term "Patriot Subsidiary" or "Patriot Subsidiaries" when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or a majority of the economic interest in such entity.

          (c) As used in this Agreement, the term "Wholly Owned Subsidiary" or "Wholly-Owned Subsidiaries" means any corporation, partnership, joint venture, business trust or other entity, of which WHG directly or indirectly owns or controls 100% (except in the case of Williams Hospitality Group Inc. ("WHGI")) of the securities or other interests therein, which entities include WHGI, Posadas de Puerto Rico Associates, Incorporated, ESJ Hotel Corporation, Posadas Finance Corporation and WHG El Con Corp.

          (d) As used in this Agreement, the term "Partially-Owned Subsidiary" or "Partially-Owned Subsidiaries" means any corporation, partnership, joint venture, business trust or other entity, in which WHG owns an interest but of which WHG does not directly or indirectly own or control 100% of the securities or other interests therein, which entities include Posadas de San Juan Associates, El Conquistador Ferryboat Inc., WKA El Con Associates, WKA Development, S.E, Isla Verde Tourism Parking Corporation and El Conquistador Partnership L.P.; provided, however, the term Partially-Owned Subsidiary or Partially-Owned Subsidiaries shall not include those entities listed on Section
6.5 of the WHG Disclosure Letter.

          (e) As used in this Agreement, the term "WHG Subsidiary" or "WHG Subsidiaries" means any Wholly-Owned Subsidiary or Partially-Owned Subsidiary.

          (f) As used in this Agreement, the word "person" means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, a limited liability company, any unincorporated organization or any other entity.

          (g) As used in this Agreement, the word "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

          (h) As used in this Agreement, the phrase "transactions contemplated by this Agreement" shall include without limitation, each act and transaction to be performed or completed under this Agreement, the WHG/Patriot Subscription Agreement or any of the Ancillary Agreements by any party hereto or thereto.



                  [remainder of page intentionally left blank]

{Signature Page to Agreement and Plan of Merger}


     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                 WHG RESORTS & CASINOS INC.
ATTEST:


By: /s/ Brian R. Gamache         By: /s/ Louis J. Nicastro
   --------------------------       ------------------------------
   Name:  Brian R. Gamache          Name:  Louis J. Nicastro
   Title: President                 Title: Chairman


                                 PATRIOT AMERICAN HOSPITALITY
ATTEST:                          OPERATING COMPANY


By: /s/ Rex Stewart              By: /s/ Leslie Ng
   --------------------------       ------------------------------
   Name:  Rex Stewart               Name:  Leslie Ng
   Title: Secretary                 Title: Senior Vice President


                                 PATRIOT AMERICAN HOSPITALITY
ATTEST:                             OPERATING COMPANY
                                    ACQUISITION SUBSIDIARY


By: /s/ Rex Stewart              By: /s/ William W. Evans III
   --------------------------       ------------------------------
   Name:  Rex Stewart               Name:  William W. Evans III
   Title: Secretary                 Title: President


                                 PATRIOT AMERICAN HOSPITALITY, INC.
ATTEST:

By: /s/ Rex Stewart              By: /s/ William W. Evans III
   --------------------------       ------------------------------
   Name:  Rex Stewart               Name:  William W. Evans III
   Title: Secretary                 Title: President